Management’s Discussion and Analysis

FOR THE YEAR ENDED DECEMBER 31, 2025

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

PAN AMERICAN SILVER CORP.	1

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
February 18, 2026
INTRODUCTION

This Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the significant factors that influence the performance of Pan American Silver Corp. and its subsidiaries (collectively “Pan American”, “we”, “us”, “our” or the “Company”) and such factors that may affect its future performance. This MD&A should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2025 prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board ("IASB") (the "2025 Annual Financial Statements”), and the related notes contained therein. All amounts in this MD&A, the 2025 Annual Financial Statements are expressed in United States dollars (“USD”) unless identified otherwise.
This MD&A refers to various non-Generally Accepted Accounting Principles (“non-GAAP”) measures, such as "All-in Sustaining Costs per ounce sold”, “Cash Costs per ounce sold”, “sustaining capital”, “project capital”, “adjusted earnings and loss”, “basic adjusted earnings and loss per share”, "Attributable revenue", "Attributable cash flow from operations", "Attributable free cash flow", “total debt”, “capital”, and “working capital”, which are used by the Company to manage and evaluate operating performance at each of the Company’s mines and are widely reported in the mining industry as benchmarks for performance, do not have standardized meanings under IFRS Accounting Standards, and the methodology by which these measures are calculated may differ from similar measures reported by other companies. To facilitate a better understanding of these non-GAAP measures as calculated by the Company, additional information has been provided in this MD&A. Please refer to the section of this MD&A entitled “Alternative Performance (Non-GAAP) Measures” for a detailed description of “All-in Sustaining Costs per ounce sold”, “Cash Costs per ounce sold”, "sustaining capital", "project capital", “adjusted earnings”, “basic adjusted earnings per share”, "Attributable cash flow from operations", "Attributable free cash flow", “total debt”, “capital”, and “working capital” as well as details of the Company’s by-product credits and a reconciliation, where appropriate, of these measures to the 2025 Annual Financial Statements.
Any reference to "Attributable" in this MD&A should be understood to reflect the Company's ownership share of results, which includes results from the operations that the Company has a 100% ownership interest in as well as from the operations, specifically the Juanicipio mine and the San Vicente mine, that the Company does not own a 100% interest in. Any reference to “Cash Costs” in this MD&A should be understood to mean Cash Costs per ounce of silver or gold sold, net of by-product credits (respectively, the "Silver Segment Cash Costs" or "Gold Segment Cash Costs"), presented on an Attributable basis. Any reference to “AISC” in this MD&A should be understood to mean all-in sustaining costs per silver or gold ounce sold, net of by-product credits (respectively, the "Silver Segment AISC" or "Gold Segment AISC"), presented on an Attributable basis.
Except for historical information contained in this MD&A, the following disclosures are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian provincial securities laws, or are future oriented financial information and as such, are based on an assumed set of economic conditions and courses of action. Please refer to the cautionary note regarding forward-looking statements and information at the back of this MD&A, the “Risks Related to Pan American’s Business” contained in the Company’s most recent Annual Information Form on file with the Canadian provincial securities regulatory authorities and Form 40-F on file with the U.S. Securities and Exchange Commission (the “SEC”). Additional information about Pan American and its business activities are available on SEDAR+ at www.sedarplus.ca and with the SEC on EDGAR at www.sec.gov/edgar.

PAN AMERICAN SILVER CORP.	2

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
CORE BUSINESS AND STRATEGY

Pan American engages in silver and gold mining and related activities, including exploration, mine development, extraction, processing, refining and reclamation. The Company's portfolio of assets is located in Chile, Peru, Brazil, Mexico, Canada, Argentina, Bolivia, and Guatemala. In addition, the Company is exploring for new silver and gold deposits and opportunities throughout the Americas. The Company is listed on the Toronto Stock Exchange (Symbol: PAAS) (the "TSX") and on the New York Stock Exchange (Symbol: PAAS) (the "NYSE").
Pan American’s vision is to be the world’s premier silver mining company, with a reputation for excellence in discovery, engineering, innovation and sustainable development. To achieve this vision, we base our business on the following strategy:
•Generate sustainable profits and superior returns on investments through the safe, efficient and environmentally sound development and operation of our assets.
•Constantly replace and grow our mineral reserves and mineral resources through targeted near-mine exploration and global business development.
•Foster positive long-term relationships with our employees, shareholders, communities and local governments through open and honest communication and ethical and sustainable business practices.
•Continually search for opportunities to upgrade and improve the quality of our assets, both internally and through acquisition.
•Encourage our employees to be innovative, responsive and entrepreneurial throughout our entire organization.
To execute this strategy, Pan American has assembled a sector-leading team of mining professionals with a depth of knowledge and experience in all aspects of our business, which enables the Company to confidently advance early-stage projects through construction and into operation.
MAG SILVER CORP. TRANSACTION

On September 4, 2025, the Company acquired MAG Silver Corp. ("MAG") (the "MAG Acquisition"). MAG was a silver-focused mining company whose primary asset was a 44% interest in the Juanicipio mine ("Juanicipio") in Zacatecas, Mexico, operated by Fresnillo plc ("Fresnillo"), who holds the remaining 56% interest in Juanicipio. MAG's portfolio also included 100% ownership of the Larder exploration project in Ontario, Canada.
Following the completion of the MAG Acquisition, the Company began reporting its Attributable share of the operating results, income and cash flows of Juanicipio. The Company has significant influence over its investment in Juanicipio due to its 44% ownership interest, therefore accounts for the investment using the equity method. However, the Company reports the production, Cash Costs, All-In Sustaining Costs ("AISC") and capital expenditures of Juanicipio on an Attributable basis reflecting the Company's 44% ownership share. Juanicipio AISC are reported on a per ounce of silver basis and are included as part of the Silver Segment AISC calculation.

PAN AMERICAN SILVER CORP.	3

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
2025 OPERATIONAL AND FINANCIAL HIGHLIGHTS

Attributable silver production of 22.84 million ounces
Attributable silver production for 2025 was 22.84 million ounces, 1.78 million ounces higher than the 21.06 million ounces produced in 2024. Attributable silver production in 2025 includes 2.49 million ounces from the Juanicipio mine, which was acquired in September 2025.
Attributable gold production of 742.2 thousand ounces
Attributable gold production for 2025 was 742.2 thousand ounces, 150.2 thousand ounces lower than the 892.5 thousand ounces produced in 2024, driven in part by the 77.4 thousand ounce decrease related to the sale of La Arena.
Silver Segment and Gold Segment AISC(1)
Silver Segment AISC excluding net realizable value ("NRV") inventory adjustments for 2025 of $13.88 per ounce were $5.10 per ounce lower than in 2024.
Gold Segment AISC excluding NRV inventory adjustments for 2025 of $1,621 per ounce were $121 per ounce higher than in 2024.
Income Statement, Cash Flow, Liquidity and Working Capital Position
Revenue in 2025 of $3.6 billion was 28% higher than in 2024, primarily as a result of higher metal prices.
Attributable revenue(1) in 2025 was $3.8 billion inclusive of the Company's 44% ownership share of revenue from Juanicipio.
Net earnings of $980 million, or $2.56 basic earnings per share, were recorded for 2025, compared with net earnings of $113 million, or $0.31 basic earnings per share, in 2024.
Adjusted earnings(1) of $959 million, or $2.54 basic adjusted earnings per share in 2025, compared to adjusted earnings of $287 million, or $0.79 basic adjusted earnings per share, in 2024.
Cash flow from operations was $1,333 million in 2025, compared to $724 million generated in 2024.
Attributable cash flow from operations(1) was $1,435 million in 2025, inclusive of the Company's 44% ownership share of cash flow from operations from Juanicipio.
Attributable free cash flow(1) generated was $1,151 million in 2025, compared to $443 million in 2024.
Liquidity and Working Capital: As at December 31, 2025, the Company had Working Capital(1) of $1,379 million, inclusive of cash and cash equivalents and short-term investments of $1,319 million, and $750.0 million available under its revolving Credit Facility ("Credit Facility"). Total debt(1) of $852 million is primarily related to the Senior Notes (as defined below), as well as certain lease liabilities and construction loans.
(1)AISC, Adjusted earnings, Attributable revenue, Attributable cash flow from operations, Attributable free cash flow, Working Capital and Total Debt are non-GAAP measures, and AISC is presented on an Attributable basis; please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to the 2025 Annual Financial Statements.

PAN AMERICAN SILVER CORP.	4

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
2025 OPERATING RESULTS VERSUS 2025 OPERATING OUTLOOK

The following table sets out the actual 2025 annual Attributable metal production, AISC and capital expenditures compared to the Company's 2025 Operating Outlook, as per the Company's 2024 annual MD&A dated February 19, 2025, as well as the revised guidance for Attributable silver production and Silver Segment AISC following the MAG Acquisition, as per the Company's MD&A for the period ended September 30, 2025 (the "2025 Operating Outlook").

	2025 Operating Outlook(1)	2025 Actual
Attributable Silver Production - Moz	22.00 - 22.50	22.84
Attributable Gold Production - koz	735.0 - 800.0	742.2
Attributable Zinc Production - kt	42.0 - 45.0	55.9
Attributable Lead Production - kt	21.0 - 22.0	27.0
Attributable Copper Production - kt	4.0	3.0
Silver Segment AISC (excl. NRV) ($ per ounce)(2)	14.50 - 16.00	13.88
Gold Segment AISC (excl. NRV) ($ per ounce)(2)	1,525 - 1,625	1,621
Sustaining Capital ($ millions)	270 - 285	284
Project Capital ($ millions)	90 - 100	94
(1)Attributable Silver Production and Silver Segment AISC guidance was updated on November 12, 2025 to reflect the acquisition of MAG Silver Corp. No other adjustments were made to production, cost or capital figures included in the 2025 Operating Outlook.
(2)AISC is a non-GAAP measure, and is presented on an Attributable basis. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of this measure to cost of sales.
Silver and Gold Production
Attributable 2025 silver production of 22.84 million ounces exceeded the updated 2025 Operating Outlook, primarily reflecting higher production at La Colorada and El Peñon. La Colorada benefitted from higher throughput reflecting better-than-expected access to mine production areas in the east part of the mine resulting from the improvements made to the ventilation circuit, while higher production at El Peñon was the result of increased ore mined along with higher metallurgical recoveries due to leaching tank upgrades and higher cyanide concentration. Attributable silver production also benefitted from the contribution of Juanicipio that exceeded expectations.
Attributable 2025 gold production of 742.2 thousand ounces was within the 2025 Operating Outlook, despite lower production at Timmins, Minera Florida and El Peñon. Timmins production was impacted by weather related site access challenges, equipment and stope availability, and lower grades resulting from higher ore dilution. Minera Florida and El Peñon were both impacted by lower grades, due to mine sequencing into lower grade material from outside of the mineral reserves, and due to dilution from overbreak and unplanned mine sequencing, respectively.
AISC
Silver Segment AISC excluding NRV inventory adjustments of $13.88 per ounce were lower than the updated forecast range of $14.50 to $16.00 per ounce, largely affected by higher gold by-product credits at Cerro Moro resulting from a higher ratio of gold to silver produced and sold, as well as higher gold prices, in addition to Juanicipio exceeding expectations.
Gold Segment AISC excluding NRV inventory adjustments of $1,621 per ounce was within the forecast range of $1,525 to $1,625 per ounce.

PAN AMERICAN SILVER CORP.	5

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Capital Expenditures
Sustaining capital and project capital expenditures were within the guidance ranges provided in the 2025 Operating Outlook. Sustaining capital was towards the higher end of the provided range due to increased investments for near-mine exploration at El Peñon, Minera Florida, and Cerro Moro, as well as additional capitalized development at Huaron related to the revised mine plan, which was offset by lower spending at Jacobina and Shahuindo.
2025 OPERATING PERFORMANCE

Consolidated(1)

	Three months ended December 31,			Year ended December 31,
	2025	2024	Variance	2025	2024	Variance
Attributable Production
Silver – koz	7,278	6,018	1,260	22,837	21,061	1,776
Gold – koz	197.8	224.2	(26.4)	742.2	892.5	(150.2)
Zinc – kt	16.8	14.1	2.7	55.9	45.1	10.8
Lead – kt	8.2	6.1	2.1	27.0	20.8	6.2
Copper – kt	0.8	1.0	(0.2)	3.0	5.2	(2.2)
Cash Costs - $ per ounce sold(2)
Silver Segment	4.32	14.06	(9.75)	8.96	14.30	(5.34)
Gold Segment	1,304	1,223	80	1,278	1,203	75
AISC - $ per ounce sold(2)
Silver Segment	9.51	19.80	(10.29)	13.88	18.70	(4.82)
Silver Segment (excl. NRV)	9.51	19.88	(10.38)	13.88	18.98	(5.10)
Gold Segment	1,643	1,463	180	1,590	1,530	60
Gold Segment (excl. NRV)	1,699	1,521	178	1,621	1,501	121
(1)Please refer to the “Operating Metrics” and “Alternative Performance (Non-GAAP) Measures” sections of this MD&A for mine by mine operating and cost metrics.
(2)Cash Costs and AISC are non-GAAP measures, and are presented on an Attributable basis. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for a detailed reconciliation of these measures to cost of sales.
Silver Production
Attributable silver production for 2025 was 22.84 million ounces compared with 21.06 million ounces reported in 2024. The year-over-year increase primarily reflected production increases of: (i) 2.49 million ounces from the acquisition of a 44% interest in Juanicipio; and (ii) 1.14 million ounces at La Colorada owing to higher throughput, reflecting a significant improvement in ventilation. These increases were partially offset by: (i) a 0.76 million ounce reduction at Dolores reflecting residual heap leaching production following the planned cessation of ore stacking in January 2025; (ii) a 0.46 million ounce and 0.18 million ounce decrease at Cerro Moro and San Vicente, respectively, primarily reflective of mine sequencing into lower silver grade ore zones; (iii) a 0.22 million ounce decrease at Minera Florida attributed to mine sequencing into lower grade material from outside of the mineral reserves; and (iv) a 0.18 million ounce decrease at Huaron due to lower silver grades from a higher proportion of development ore relative to stope ore.
Gold Production
Attributable gold production for 2025 was 742.2 thousand ounces compared with 892.5 thousand ounces in 2024. The decrease was primarily driven by: (i) a 77.4 thousand ounce decrease related to the divestment of La Arena; (ii) a 34.7 thousand ounce and 11.7 thousand ounce reduction at Dolores and Minera Florida, respectively, due to the same factors that affected silver production; (iii) a 20.1 thousand ounce decrease at Timmins reflecting lower mine production from equipment and stope availability, as well as lower grades resulting from higher ore dilution;

PAN AMERICAN SILVER CORP.	6

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
and (iv) a 11.6 thousand ounce reduction at El Peñon from lower grades due to dilution from overbreak and mine sequencing.
Base Metal Production
Attributable zinc, lead and copper production in 2025 were 55.9 thousand tonnes, 27.0 thousand tonnes, and 3.0 thousand tonnes, respectively. Attributable zinc and lead production increased 10.8 thousand tonnes and 6.2 thousand tonnes, respectively, compared to 2024, primarily due to the acquisition of Juanicipio and mine sequencing into zinc-and lead-rich ore at Huaron, which drove higher throughput and zinc grades. Conversely, Attributable copper production decreased 2.2 thousand tonnes relative to 2024, primarily due to lower grades at Huaron from mine sequencing.
AISC
Silver Segment AISC excluding NRV inventory adjustments for 2025 of $13.88 per ounce were $5.10 per ounce lower than in 2024. The year-over-year decrease was predominately due to: (i) Cerro Moro, reflecting higher gold by-product credits from a higher ratio of gold to silver ounces produced and sold at higher prices; (ii) the contribution of low-AISC ounces from the acquisition of Juanicipio; and (iii) La Colorada, primarily from the improvement in ventilation relative to 2024, resulting in lower mining costs per ounce, as well as lower sustaining capital investments. These factors decreasing AISC were partially offset by: (i) Huaron due to the revised mine plan, which resulted in higher mining costs and capitalized development, and lower silver grades, additional costs to operate the new filtration plant and filter-stack tailings storage facility and higher sustaining capital investments; and (ii) San Vicente, largely due to higher production costs from diesel, contractors and wage-related cost pressures, higher royalty expenses and the cost impact of mining lower grade ores.
Gold Segment AISC excluding NRV inventory adjustments for 2025 of $1,621 per ounce were $121 per ounce higher than in 2024. The year-over-year increase was largely driven by: (i) Minera Florida, reflective of higher production costs per ounce due to the cost impact of mining lower grade ore, in addition to increased production costs from ground support requirements, stope distances, tailing treatment consumables and ore purchases; (ii) Timmins, from the cost impacts of mining lower grade ore and decreased productivity, higher labour, material and power costs, increased royalties reflective of higher gold prices and higher sustaining capital expenditures per ounce; and (iii) Shahuindo, due to higher production costs from a higher waste-to-ore strip ratio, higher labour, contractor, maintenance and community relations costs, and increased expensed costs related to heap inventory movements. These factors increasing AISC were partially offset by: (i) El Peñon, largely resulting from increased silver by-product credits from a higher ratio of silver to gold produced and sold at higher prices; (ii) Dolores, as mining activities ceased in July 2024 with costs in 2025 reflecting residual leaching activities that led to lower operating costs per ounce; and (iii) La Arena, as the relatively higher cost mine was divested in December 2024.
Silver Segment Operations
La Colorada
At the La Colorada mine, 2025 silver production of 6.02 million ounces was 23% higher than in 2024, primarily reflecting improved mine ventilation conditions. The improved ventilation conditions allowed mine rehabilitation and development rates to accelerate, increasing the number of production areas, particularly in the higher grade east part of the mine, which led to higher throughput. Zinc and lead production in 2025 were 5% higher and 8% lower, respectively, than in 2024. Zinc production increased relative to 2024, as higher throughput more than offset lower grades from mine sequencing away from higher grade base metal ore zones and from the processing of silver and gold oxide ore material, while lead production decreased as the impact from lower grades offset the increased throughput. During 2025, AISC excluding NRV inventory adjustments of $24.85 per ounce were $0.97 per ounce lower than in 2024, reflecting ventilation improvements that drove higher mine productivity and resulted in lower mining cost per ounce, as well as lower sustaining capital expenditures. Sustaining capital was lower in 2025 than in 2024 from decreased investments in near-mine exploration and mine equipment replacements and refurbishments, partially offset by increased investments in tailing storage facility expansions. These factors decreasing AISC were partially offset by a $4.30 per ounce increase in royalties largely related to

PAN AMERICAN SILVER CORP.	7

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
payments to an adjacent concession owner for undertaking mining activities on their concession pursuant to the terms of an agreement whereby the concession owner received payments based on a percentage of net profits generated from the minerals produced from the concession. In 2025, 29% of contained silver ounces mined came from the third-party concession.
Juanicipio
Following the completion of the MAG Acquisition in September 2025, at Juanicipio, Attributable silver production was 2.49 million ounces, Attributable gold production was 6.7 thousand ounces, Attributable zinc production was 5.7 thousand tonnes and Attributable lead production was 3.6 thousand tonnes for the period from acquisition to December 31, 2025. AISC for this period were negative $3.18 per ounce. Sustaining capital investments totaled $9.2 million on an Attributable basis since acquisition, primarily on capitalized development, mining equipment refurbishments, tailings storage facility expansions and site infrastructure improvements.
Cerro Moro
At the Cerro Moro mine, 2025 silver production of 2.51 million ounces was 15% lower than in 2024, while gold production of 83.1 thousand ounces was 7% higher. The decrease in silver production was primarily driven by mine sequencing into lower grade zones and higher than expected dilution in some isolated areas, which more than offset higher throughput. In contrast, gold production increased due to planned mine sequencing into higher gold grade ore zones, as well as higher throughput. During 2025, AISC were negative $14.04 per ounce, which was $28.17 lower than in 2024, primarily reflecting higher gold by-product credits resulting from a higher ratio of gold to silver produced and sold, as well as higher gold prices. This was partially offset by higher production costs related to labour expenses, reflecting inflation outpacing devaluation, and higher community payments, as well as higher sustaining capital expenditures, primarily related the expansion of the tailings storage facility.
Huaron
At the Huaron mine, 2025 silver production of 3.33 million ounces was 5% lower than in 2024. The decrease was primarily driven by lower silver grades resulting from a higher proportion of development ore mined relative to stope ore mined, reflecting a change in the mine plan during the first quarter of 2025 ("Q1 2025") aimed at establishing a higher inventory of developed stopes. The higher proportion of mill feed from development versus stoping ore reduced the head grades due to the additional width (dilution) that is mined in development to allow for equipment access. The decrease in silver production from lower grades was partially offset by higher throughput from the accelerated development rates, with the most significant impact on silver production in the second half of 2025 ("H2 2025"). Zinc and lead production in 2025 increased 23% and 21%, respectively, while copper production decreased 62% due to mine sequencing away from copper ore zones and into zinc and lead ore zones, as well as from the contribution of higher throughput, as described above. During 2025, AISC of $21.55 per ounce were $6.92 per ounce higher relative to 2024. The year-over-year increase was primarily driven by higher mining costs and capitalized development related to the revised mine plan resulting in higher throughput at lower silver grades as described above. AISC was further impacted by the additional operating costs associated with the new filtration plant and filter-stack tailings storage facility, as well as higher sustaining capital investments for mine equipment replacements, filtered tailings stack expansions and concentrator plant upgrades. These cost increases were partially offset by lower treatment and refining charges resulting from favorable commercial concentrate terms.
San Vicente
At the San Vicente mine in 2025, Attributable silver production of 2.93 million ounces decreased 6% and Attributable zinc production decreased 5%, while Attributable copper and lead production increased 28% and 8%, respectively, compared with 2024. The year-over-year changes in production primarily reflected mine sequencing into lower silver and zinc grade ore zones and into higher copper and lead grade ore zones. 2025 AISC of $21.77 per ounce were $3.39 per ounce higher than in 2024. The year-over-year increase was largely driven by higher diesel prices, contractor usage and rates, and increased wage-related cost pressures, as well as the impact of mining lower grade ores. In addition, AISC were impacted by higher royalties, reflective of higher metal prices.

PAN AMERICAN SILVER CORP.	8

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
These increases were partially offset by higher zinc by-product credits from a drawdown of zinc inventories, lower treatment and refining charges attributable to favorable commercial terms, and decreased sustaining capital investments primarily for mine equipment.
Gold Segment Operations
Jacobina
At the Jacobina mine, gold production of 190.5 thousand ounces in 2025 was 3% lower than in 2024, as planned mine sequencing into lower gold grade ores was partially offset by higher throughput. In 2025, AISC of $1,306 per ounce were $76 per ounce higher than in 2024, largely reflecting higher production costs per ounce driven by increased hauling costs reflecting an expansion of the truck fleet, longer hauling distances and updated contract terms, as well as higher costs for maintenance. These increases were partially offset by lower sustaining capital expenditures resulting from decreased investments in mine equipment replacements and lease payments and sustaining near-mine exploration, partially offset by higher investments for tailings storage facility expansions and ventilation infrastructure.
El Peñon
At the El Peñon mine, gold production of 115.2 thousand ounces was 9% lower than in 2024, while silver production of 3.91 million ounces was comparable to the prior year. Both gold and silver production were impacted by higher dilution from overbreak and localized resource model performance shortfalls, which were addressed in the mineral reserve and mineral resource update as at June 30, 2025. Gold production was further impacted by unplanned mine sequencing into lower gold grade ore zones. These factors reducing production were offset by higher tonnes processed from additional ore mined, and as a result, reduced throughput from low-grade stockpile material. In addition, silver production benefitted from higher recoveries relative to the prior year, reflecting leach tank upgrades and increased cyanide concentration. 2025 AISC of $1,104 per ounce were $140 per ounce lower than in 2024, primarily due to higher by-product credits, driven by increased silver prices and a higher ratio of silver to gold produced and sold. This was partially offset by higher production costs per ounce related to the impact of mining lower grade ores and increased labour, maintenance and contractor expenditures associated with an increase in ore mined and ground support requirements. Additionally, 2025 AISC were impacted by higher sustaining capital investments for mine equipment replacements and raise bore developments.
Timmins
At the Timmins mines, gold production of 103.6 thousand ounces was 16% lower than in 2024. The decrease in gold production was driven by lower throughput from reduced equipment availability at Timmins West, stope availability delays at Bell Creek resulting from additional development and rehabilitation requirements associated with challenging ground conditions, and extreme weather events that temporarily restricted site access in Q1 2025. Gold grades were also lower due to higher ore dilution and mine sequence changes into lower grade zones caused by delays for rehabilitation and to clean drill holes prior to blasting. 2025 AISC of $2,443 per ounce were $420 per ounce higher than in 2024. The increase was primarily driven by higher production costs per ounce resulting from the impact of mining lower grade ores, lower throughput from lower mine productivity also impacting gold production and unit costs, higher labour and material costs, the start of the new paste backfill plant at Bell Creek and higher power consumption. Additionally, AISC were impacted by higher royalties from higher gold prices, as well as higher sustaining capital expenditures per ounce.
Shahuindo
At the Shahuindo mine, 2025 gold production of 132.2 thousand ounces was comparable with 2024, reflecting lower tonnes stacked in H2 2025, primarily from a 15-day workers’ strike during the fourth quarter of 2025 ("Q4 2025"), which was largely offset by higher gold grades from positive mine grade reconciliations and a higher ratio of ounces recovered to ounces stacked. During 2025, AISC were $1,614 per ounce, which was $244 per ounce higher compared to 2024. The year-over-year increase was largely driven by: higher production costs from a higher waste-to-ore strip ratio, which resulted in increased contractor costs; higher labour expenses related to employee profit sharing; increased maintenance and community relations expenditures; and increased expensed

PAN AMERICAN SILVER CORP.	9

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
costs from heap inventory movements due to weighted average inventory accounting. In addition, AISC were further impacted by increased sustaining capital investments related to leach pad and waste dump expansion projects.
Minera Florida
At the Minera Florida mine, 2025 gold production of 68.6 thousand ounces and silver production of 0.42 million ounces were 15% and 35% lower than in 2024, respectively. The decreases in gold and silver production were primarily driven by mine sequencing into new lower grade material from outside of the mineral reserves. Updating the sequence and development design to take advantage of out of reserve new material such as vein extensions is typical at Minera Florida, however this new material was lower grade than in prior years. 2025 AISC excluding NRV inventory adjustments of $2,537 per ounce were $697 per ounce higher than in 2024, primarily due to: higher production costs per ounce resulting from the impact of lower mine grades, higher costs associated with increased ground support requirements and increased distance between active stopes, increased costs for third party purchased ore driven by higher metal prices, and higher consumable requirements for tailings treatment. AISC were further impacted by higher sustaining capital expenditures related to near-mine exploration, raise bore developments, and mine equipment replacements and lease payments. These increases were partially offset by higher by-product credits from increased metal prices.
Dolores
At the Dolores mine, 2025 gold production of 37.6 thousand ounces and silver production of 0.97 million ounces were 48% and 44% lower than in 2024, respectively. The decrease was largely driven by the cessation of mining activities in July 2024 and the completion of stacking in January 2025, as the mine entered its residual leaching phase. In addition, heavy rainfall during H2 2025 diluted the leach pad solution, requiring additional time to dissipate and impacting both silver and gold production. 2025 AISC excluding NRV inventory adjustments of $1,012 per ounce were $505 per ounce lower than in 2024, largely due to lower direct operating costs per ounce, as the mine entered the residual leaching phase, and from higher by-product credits per ounce from higher metal prices.
PROJECT DEVELOPMENT UPDATE

At the La Colorada mine, project capital of $13 million for 2025, was directed largely to the current vein mining operation for exploration and mine equipment leases to access, mine, and expanding mineral resource extensions in the eastern and southeastern higher-grade Candelaria zone.
With respect to the La Colorada Skarn, project capital of $22 million for 2025, was largely for exploration and in-fill drilling and advancing engineering work. The discovery of multiple high-grade silver zones and the subsequent mineral resource and mineral reserve expansion (see the news releases dated September 8 and 11, 2025) provide the opportunity to integrate the mine plans and infrastructure of the vein mine and the Skarn project. The Company is now evaluating a potential phased approach to developing the La Colorada mine and Skarn project with the aim of maximizing the overall value of the deposit. A phased approach would allow the Company to focus on a higher grade, lower tonnage and less capital intensive initial stage with the option to be followed by a later expansion to target lower grade material. The advantage of this approach is to provide greater optionality on the development of the substantial mineral resource identified to date on the deposit, while also targeting higher grades first and optimizing vein mining activities in parallel to the development of the Skarn. The Company anticipates that it will release an updated technical report in the second quarter of 2026 to include a preliminary economic assessment of the new development approach for the Skarn project. In parallel, the Company continues to discuss a potential partnership for development of the project, including the proposed change in development plan.
At the Cerro Moro mine, project capital of $3 million for 2025, was primarily directed toward exploration initiatives aimed at extending the mine's operational life.

PAN AMERICAN SILVER CORP.	10

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
At the Huaron mine, project capital of $9 million for 2025, was related to residual accounts payable settlements and equipment lease payments for the construction of the dry-stack tailings storage facility. The facility was completed in the fourth quarter of 2024 and is fully commissioned and operating.
At the Jacobina mine, project capital of $37 million for 2025, was directed toward strengthening operational reliability and advancing long-term growth initiatives. Key investments included: the completion of new screens and metal extractors to enhance plant safety and availability; electromechanical works for advancing installation of two new CIP tanks, which are scheduled for completion by the second quarter of 2026; improvements to the tailings pump system; engineering for the main substation and electrical house with construction planned to commence in 2026; and exploration and in-fill drilling activities directed towards expanding the reserve and resource base. In parallel, significant progress was made on mine and plant optimization studies, including the evaluations of enhanced technologies and development of a filtered tailings plant and stack. The mine is advancing studies on paste backfill to potentially allow for the recovery of future pillars that would otherwise be left in the northern higher-grade sections of the underground mines. Additionally, underground development rates have accelerated to support the mine optimization.
At the Timmins mines, project capital of $10 million for 2025, was related to underground development advances to provide access for exploration activities at satellite deposits, as well as construction of Phase 6 of the tailings storage facility extension.
At Escobal, the Guatemalan Ministry of Energy and Mines ("MEM") continued to hold meetings during Q4 2025 to advance the ILO 169 consultation process. In December 2025, the MEM published an update on their website on the progress made over the October 2024 to November 2025 period and reiterated their commitment to completing the consultation process (https://mem.gob.gt/derecho-minero-escobal). In addition, during Q4 2025, the MEM conducted an inspection of the Escobal mine and confirmed that the activities are in full compliance with the Constitutional Court order and suspension of activities. There is no timeline or date for the conclusion of the ILO 169 consultation process and no date for the restart of the Escobal mine.

PAN AMERICAN SILVER CORP.	11

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
FINANCIAL PERFORMANCE

Income Statement
Net Earnings of $452 million and $980 million were recorded in Q4 2025 and the full year 2025, respectively, compared to $108 million and $113 million, respectively, in the same periods of 2024. This corresponds to a basic earnings per share of $1.07 and $2.56, respectively, for Q4 2025 and 2025 compared to $0.30 and $0.31, respectively, for the fourth quarter of 2024 ("Q4 2024") and the full year 2024.
The following table highlights the difference between the net earnings in Q4 2025 and 2025 compared with the comparable periods in 2024.

	Q4 2024 vs Q4 2025	2024 vs 2025	Note
Net earnings, period ended December 31, 2024	$108	$113
Revenue:
Increased metal prices	$444	$1,063
Decreased quantities of metal sold	(94)	(304)
Decreased direct selling costs	—	18
Increased positive settlement adjustments	14	23
Total increase in revenue	$364	$800	(1)
Cost of sales:
Increased production costs excluding NRV inventory adjustments	(13)	(11)
(Increased) decreased NRV inventory adjustments	(3)	41
Increased royalty charges	(19)	(48)
Increased production costs and royalty charges	$(35)	$(18)	(2)
(Increased) decreased depreciation and amortization excluding NRV adjustments	(3)	10
Decreased NRV depreciation and amortization adjustments	57	64
Decreased depreciation and amortization	$54	$74	(3)
Decreased cost of sales	$19	$56
Increased mine operating earnings	$383	$856
Decreased gains from sale of subsidiaries	(144)	(166)	(4)
Increased general and administrative expense	(33)	(46)	(5)
Increased foreign exchange losses	(22)	(46)	(6)
Increased exploration and project development expense	(4)	(6)
Income from investment in Juanicipio	61	77	(7)
Increased investment income	57	103	(8)
Decreased income tax expense	29	61	(9)
Increased gains on derivatives	21	54	(10)
Change in asset retirement obligations	7	5
Other	(11)	(25)	(11)
Net earnings, period ended December 31, 2025	$452	$980
1)Revenue for Q4 2025 was $364 million higher than in Q4 2024, driven by a $444 million increase from gold and silver prices, which was partially offset by a $94 million decrease in quantities of metal sold, largely from lower quantities of gold sold due to the December 2, 2024 disposition of La Arena, as well as lower production at Dolores and Minera Florida, as described in the "Operating Performance" section of this MD&A.
Revenue for 2025 was $800 million higher than in 2024, driven by a $1,063 million increase from gold and silver prices. This was partially offset by a $304 million decrease in quantities of metal sold, largely from lower gold sales due to the same factors affecting quarter-over-quarter revenue, in addition to lower production at Timmins. These decreases were offset by higher zinc and silver sales, with higher silver sales reflecting increased production at La Colorada.

PAN AMERICAN SILVER CORP.	12

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Quantities and realized prices of metal sold for Q4 2025 and 2025, and the comparable periods in 2024 are:

	Realized Metal Prices(1)				Quantities of Metal Sold(2)
	Three months ended December 31,		Year ended December 31,		Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024	2025	2024	2025	2024
Silver	$58.16	$30.87	$40.78	$28.06	5,468	5,599	20,067	19,473
Gold	$4,186	$2,666	$3,459	$2,388	192.1	226.7	752.9	891.9
Zinc	$3,198	$3,060	$2,865	$2,828	11.8	9.5	44.5	35.1
Lead	$1,976	$1,967	$1,965	$2,058	5.2	5.6	21.7	18.2
Copper	$11,342	$9,019	$10,082	$9,260	0.6	1.1	2.1	4.5
1)Metal price stated as dollars per ounce for silver and gold, and dollars per tonne for zinc, lead and copper, inclusive of final settlement adjustments on concentrate sales.
2)Metal quantities stated as koz for silver and gold and kt for zinc, lead and copper. Excludes ounces sold attributable to Pan American's 44% interest in Juanicipio.
2)Production and royalty costs in Q4 2025 were $35 million higher than in Q4 2024. This was primarily attributed to increased royalty costs of $19 million related to mining from a third-party concession at La Colorada and higher metal prices at San Vicente, and a $13 million increase in production costs (excluding NRV inventory adjustments) reflecting higher overall unit operating costs across multiple sites and increased sales volume at Cerro Moro, offset by the disposition of La Arena in December 2024 and Dolores' transition to its residual leaching phase in January 2025.
Production and royalty costs in 2025 were $18 million higher than in 2024. This increase was mostly due to a $48 million increase in royalty expense, largely related to mining from a third-party concession at La Colorada, and higher metal prices at San Vicente and Cerro Moro. In addition, there was an $11 million increase in production costs (excluding NRV inventory adjustments), which was primarily driven by overall higher unit operating costs and increased production at La Colorada, mostly offset by the December 2024 disposition of La Arena and the cessation of mining and stacking activities at Dolores. These increases were offset by a positive change in NRV inventory adjustments of $41 million, primarily driven by Dolores, which decreased costs in 2025 by $20 million, primarily as a result of higher metal prices combined with a $21 million increase in costs in 2024 due to updated cost assumptions following the substantial completion of mining activities at the end of 2024.
3)Depreciation and amortization expense for Q4 2025 was $54 million lower than in Q4 2024, mainly due to a $57 million change in the Dolores NRV inventory adjustment, which decreased depreciation and amortization expense ("D&A") expense in the current quarter but increased it in 2024.
Depreciation and amortization expense for 2025 was $74 million lower than in 2024, reflecting a $64 million change in the Dolores NRV inventory adjustment, which was driven by the same reasons driving the quarter-over-quarter decrease. This was further decreased by $10 million of D&A (excluding NRV inventory adjustments), reflecting the December 2024 disposition of La Arena and a reduced D&A charge at Dolores.
4)Loss from sale of subsidiaries for Q4 2025 was $7 million compared to a $137 million gain in Q4 2024. The Q4 2025 loss of $7 million was largely related to the $6 million loss recorded on the disposition of the Pico Machay project. The Q4 2024 gain of $137 million was from the Company's disposition of its 100% interest in La Arena.
Loss from sale of subsidiaries for 2025 was $29 million compared to a $137 million gain in 2024. The 2025 loss of $29 million was largely related to the $31 million loss recorded for the finalization of net working capital adjustments on the La Arena disposition, and the $6 million loss recorded on the disposition of the Pico Machay project, partly offset by the $7 million gain recorded on the disposition of the La Pepa project in Chile. The 2024 gain of $137 million was from the disposition of La Arena.

PAN AMERICAN SILVER CORP.	13

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
5)General and administrative expense for Q4 2025 was $33 million higher than in Q4 2024, primarily due to higher share-based compensation expense due to the mark-to-market revaluation of cash-settled awards driven by the increase in the Company's share price.
General and administrative expense for 2025 was $46 million higher than in 2024 for the same reason driving the quarter-over-quarter increase.
6)Foreign exchange loss for Q4 2025 was $22 million higher than in Q4 2024. The $3 million foreign exchange loss in Q4 2025 was primarily due to the depreciation of the Argentine Peso, resulting in losses on value-added tax ("VAT") receivable balances, and the appreciation of the Chilean Peso, which resulted in an increase in monetary liabilities denominated in that currency, mostly offset by favourable trade execution in Bolivia. In Q4 2024, a $19 million foreign exchange gain was recorded, primarily due to the depreciation of the Chilean Peso and Brazilian Real, as well as favourable trade execution in Bolivia.
Foreign exchange loss for 2025 was $46 million higher than in 2024. The $8 million foreign exchange loss in 2025 was due to the appreciation of the Brazilian Real and Chilean Peso, which resulted in an increase in monetary liabilities denominated in these currencies, and the depreciation of the Argentine Peso, which resulted in a decrease in VAT receivable balances, but mostly offset by favourable trade execution in Bolivia. In 2024, a $38 million foreign exchange gain was recorded, primarily due to favourable trade execution in Bolivia and the depreciation of the Brazilian Real and Chilean Peso.
7)Income from investment in Juanicipio for Q4 2025 was $61 million, which represents the Company's 44% share of Juanicipio's net income, inclusive of acquisition fair value adjustments, following the acquisition of Juanicipio in the MAG Acquisition in September 2025.
Income from investment in Juanicipio for 2025 was $77 million, which represents the Company's 44% share of Juanicipio's net income, inclusive of acquisition fair value adjustments, for the period since acquisition.
8)Investment income for Q4 2025 was $57 million higher than in Q4 2024, primarily due to positive mark-to-market fair value adjustments driven by the share price movement of New Pacific Metals Corp and Galleon Gold Corp., and an increase in bank interest income resulting from the higher cash balances.
Investment income for 2025 was $103 million higher than in 2024 for the same reasons driving the quarter-over-quarter increase.
9)Income tax expense for Q4 2025 was $29 million lower than in Q4 2024, reflecting increases in mine operating earnings being more than offset by the recognition of the deferred tax benefit on certain tax attributes at Cerro Moro, Minera Florida, and Timmins.
Income tax expense for 2025 was $61 million lower than in 2024 for the same reasons driving the quarter-over-quarter decrease, as well as two discrete items that increased tax expense in 2024: (i) the conclusive agreement made with the Mexican tax authorities (the "SAT") to resolve specific disputed items related to the income tax filings for the years 2016 through 2022, identified upon completion of certain SAT audits ($41 million, net of tax on the interest component); and (ii) the amendment of Argentine income tax filings from 2018 to 2023 to adjust the tax treatment of certain intercompany debts ($6 million).
10)Derivative gains for Q4 2025 were $2 million compared to derivative losses of $19 million for Q4 2024, an increase of $21 million. The gains in Q4 2025 were primarily driven by gains on the Canadian and Chilean hedge books. The Q4 2024 derivative losses were attributable to losses across all currency hedge books.
Derivative gains for 2025 were $29 million compared to derivative losses of $25 million for 2024, an increase of $54 million. This was due to gains on the Brazilian, Chilean, Canadian, and Mexican currency hedge books in 2025, compared to losses in these hedge positions in the prior year.
11)Other expenses for Q4 2025 were $11 million higher than in Q4 2024, primarily driven by the write-off of historical VAT receivables and a fair value adjustment on La Arena contingent consideration.

PAN AMERICAN SILVER CORP.	14

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Other expenses for 2025 were $25 million higher than in 2024, primarily for the same reasons driving the quarter-over-quarter increase, in addition to litigation provisions.
Statement of Cash Flows
Cash flow from operations in Q4 2025 was $554 million, $279 million higher than the $275 million generated in Q4 2024, mainly reflecting increased revenue of $364 million, as explained in the "Income Statement" section above, and a $36 million positive quarter-over-quarter variance in changes from non-cash working capital. The increase was partially offset by negative quarter-over-quarter variances from higher general and administrative expenses of $33 million, higher income taxes paid of $25 million, higher royalties paid of $16 million and higher production costs (excluding NRV adjustments) of $13 million.
Changes in non-cash working capital drove a $36 million source of cash in Q4 2025 compared with $1 million in Q4 2024. The $35 million quarter-over-quarter change was primarily driven by lower trade and other receivables build-ups of $28 million and increased cash from changes in prepaids of $23 million, reflecting draw-downs in 2025 compared to build-ups in 2024. These favourable impacts were partially offset by lower inventory draw-downs, resulting in a $11 million use of cash.
Cash flow from operations in 2025 was $1,333 million, $609 million higher than the $724 million generated in 2024, largely reflecting increased revenue of $800 million and a positive year-over-year variance in changes from non-cash working capital of $74 million. The increases to cash were partially offset by higher income taxes paid of $154 million, higher general and administrative expenses of $46 million and higher royalties paid of $36 million.
Changes in non-cash working capital drove a $29 million use of cash in 2025 compared with $103 million in 2024. The $74 million change was primarily driven by a decrease in inventory build-ups of $58 million and increased cash from prepaids of $23 million. These were partially offset by an increase in trade and other receivables build-ups of $21 million.
Investing activities in Q4 2025 used $122 million of cash, primarily related to $94 million spent on mineral properties, plant and equipment ("MPP&E") at the Company’s mines and projects; $31 million spent on purchases of short-term investments; $31 million paid for the finalization of net working capital adjustments on the disposition of La Arena, and $16 million investments in and loan to Galleon Gold Corp. These uses of cash were partially offset by $44 million in dividends received from Juanicipio. In Q4 2024, investing activities generated $201 million of cash, primarily related to the net cash proceeds from the La Arena disposition of $291 million, partially offset by $85 million spent on MPP&E at the Company’s mines and projects.
Investing activities in 2025 used $706 million of cash, reflecting $512 million spent on the MAG Acquisition, with $102 million of cash acquired as part of the transaction, as previously described in the “MAG Silver Corp Transaction” section of this MD&A. In addition, $314 million was spent on MPP&E at the Company’s mines and projects, and a $31 million net working capital adjustment settlement related to the disposition of La Arena. These uses of cash were partially offset by $41 million of proceeds from the disposition of the La Pepa project in Chile. In 2024, investing activities used $33 million, primarily reflecting $323 million spent on MPP&E at the Company’s mines and projects, mostly offset by $291 million in cash proceeds from the La Arena disposition.
Financing activities in Q4 2025 utilized $90 million compared to $50 million in Q4 2024. In Q4 2025, the Company paid $59 million in dividends, $15 million for the repurchase and cancellation of Company shares under the Company's Normal Course Issuer Bid ("NCIB"), and lease payments of $14 million. In Q4 2024, the Company paid dividends of $36 million and spent $12 million on lease payments.
Financing activities in 2025 utilized $278 million compared to $225 million used in 2024. In 2025, the Company paid $175 million of dividends, $52 million on lease payments, and $46 million for the repurchase and cancellation of Company shares under the NCIB. In 2024, the Company paid $145 million of dividends, $50 million on lease payments, and $24 million for the repurchase and cancellation of Company shares under the NCIB.

PAN AMERICAN SILVER CORP.	15

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Liquidity and Financial Position
Liquidity
The Company's cash and short-term investments increased by $408 million during Q4 2025, largely reflecting the contribution from operating cash flow of $554 million and dividends received from Juanicipio of $44 million, partly offset by cash used for other investing and financing activities: $94 million for MPP&E, $59 million in dividend payments, a $31 million net working capital adjustment settlement related to the disposition of La Arena, $31 million spent on purchases of short-term investments, and $15 million in shares repurchased under the NCIB.
Pan American’s investment objectives for its excess cash balances are to preserve capital, to provide liquidity and to maximize returns. The Company’s strategy to achieve these objectives is to invest excess cash balances in a portfolio of primarily fixed income instruments with specified credit rating targets established by the Board of Directors. From time to time, the Company may assess opportunities to use excess liquidity to provide returns to its shareholders including, among other things, through dividends and purchases under its NCIB, and to reduce existing debt levels, including, among other things, through the repayment of any amounts that may be drawn on its Credit Facility and the repayment of the Senior Notes prior to maturity, as the Company deems appropriate.
Working capital of $1,379 million at December 31, 2025 was $346 million higher than working capital of $1,033 million at December 31, 2024, largely as a result of the increase in cash and short-term investments, trade and other receivables build-ups and a decrease in derivative liabilities. These increases to working capital were offset by an increase to income taxes payable and a decrease in the inventory balance. The net cash generated from the sales of metal production provides our primary source of cash flows, and we do not currently expect to experience payment delinquencies from our metal sales counterparties.
The Company’s financial position at December 31, 2025, and the operating cash flows that are expected over the next 12 months, lead Management to believe that the Company’s liquid assets and available credit from the revolving Credit Facility are sufficient to satisfy our 2026 working capital requirements, fund currently planned capital expenditures, and to discharge liabilities as they come due. The Company remains well positioned to take advantage of strategic opportunities as they become available. Liquidity risks are discussed further in the “Risks and Uncertainties” section of this MD&A.
Credit Facility and Senior Notes
The Credit Facility has a limit of $750 million plus an accordion feature for up to an additional $250 million which is available at the discretion of the lenders. As of December 31, 2025, the Company was in compliance with all financial covenants under the Credit Facility, which was undrawn for all of 2025. The borrowing costs under the Credit Facility are based on the Company's credit ratings from Moody's and S&P Global at either: (i) Secured Overnight Financing Rate plus 1.25% to 2.40%; or (ii) The Bank of Nova Scotia's Base Rate on U.S. dollar denominated commercial loans plus 0.15% to 1.30%. Under the ratings-based pricing, undrawn amounts under the Credit Facility are subject to a stand-by fee of between 0.23% and 0.46% per annum, dependent on the Company's credit rating and subject to pricing adjustments based on sustainability performance ratings and scores. The Credit Facility matures on November 24, 2028.
The Company has senior notes of $283 million in aggregate principal with a 4.63% coupon and maturing in December 2027; and senior notes of $500 million in aggregate principal with a 2.63% coupon and maturing in August 2031 (collectively "Senior Notes"). The Senior Notes are unsecured with interest payable semi-annually. Each series of Senior Notes is redeemable, in whole or in part, at the Company's option, at any time prior to maturity, subject to make-whole provisions. The Senior Notes are accreted to the face value over their respective terms and were recorded at fair value upon acquisition using an effective interest rate of 5.52%.

PAN AMERICAN SILVER CORP.	16

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Commitments
In the normal course of business, the Company enters into contracts that give rise to commitments, which are described in Note 9(c)(ii) of the 2025 Annual Financial Statements, and in the "Liquidity and Financial Position" section of this MD&A. The following table summarizes the remaining contractual maturities of the Company's financial liabilities and operating commitments on an undiscounted basis:

Payments due by period December 31, 2025
	Within 1 year	2 - 3 years	4- 5 years	After 5 years	Total
Accounts payable and accrued liabilities other than:	$512	$—	$—	$—	$512
Severance liabilities	2	17	12	39	70
Payroll liabilities	35	—	—	—	35
Total accounts payable and accrued liabilities	549	17	12	39	617
Income tax payables	164	—	—	—	164
Repayment of principal	5	280	—	429	714
Interest and standby fees	29	43	26	8	106
Provisions(1)(2)	12	11	2	10	35
Future payroll liabilities	9	45	—	3	57
Total contractual obligations (2)	$768	$396	$40	$489	$1,693
(1)Total litigation provision (Note 16 of the 2025 Annual Financial Statements).
(2)Amounts above do not include payments related to asset retirement obligations (current $34 million, non-current $566 million) discussed in Note 16 of the 2025 Annual Financial Statements, and the lease obligations discussed in Note 17 of the 2025 Annual Financial Statements.
Outstanding Share Amounts
As at December 31, 2025, the Company had approximately 163 thousand stock options outstanding (each exercisable for one common share of the Company). Approximately 120 thousand of the stock options were vested and exercisable at December 31, 2025, with an average weighted exercise price of CAD $23.07 per share. The Company also had approximately 184 thousand equity-settled restricted share units ("RSUs") outstanding that it will settle in common shares upon vesting with a weighted average grant date fair value of CAD $49.88 per unit. The remaining 760 thousand outstanding RSUs as at December 31, 2025 will either be settled in cash or common shares at the Company's discretion. For the RSUs issued in 2024 and 2025, a minimum of 25% of the RSUs will be settled in common shares, with the remaining 75% of the RSUs settled in cash or common shares at the election of the counterparties, provided the Company ultimately retains discretion to settle such RSUs in cash or common shares.
On March 4, 2024, the Company obtained approval of the NCIB from the TSX and the NYSE to purchase for cancellation up to 18,232,990 common shares between March 6, 2024 and March 5, 2025. On March 6, 2025, the Company renewed the NCIB until March 5, 2026 for the ability to purchase up to 18,107,917 of its common shares for cancellation. Daily purchases (other than pursuant to a block purchase exemption) on the TSX and NYSE under the NCIB are limited to a maximum of 186,936 common shares and 25% of the average trading volume for the Company's common shares in the four calendar weeks preceding the date of purchase, respectively.
For the year ended December 31, 2025, 1,650,770 (2024 - 1,720,366) common shares were repurchased for cancellation under the NCIB at a weighted average price of $27.92 per share for a total consideration of $46 million (2024 - $14.16 per share for total consideration of and $24 million).

PAN AMERICAN SILVER CORP.	17

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
The following table sets out the common shares, options, and equity-settled RSUs outstanding as at the date of this MD&A:

Number outstanding (in thousands) as at February 18, 2026
Common shares	421,884
Options	124
Equity-settled RSUs	232
Total	422,240
As part of the acquisition of Tahoe Resources Inc. on February 22, 2019, the Company issued 313.9 million Contingent Value Rights ("CVRs"), with a term of 10 years, which are convertible into 15.6 million common shares upon the first commercial shipment of concentrate following the restart of operations at the Escobal mine. As of December 31, 2025, there were 313.9 million CVRs outstanding, which would be convertible into 15.6 million common shares if the payment conditions are satisfied.
Asset Retirement Obligation Provision
The estimated future asset retirement obligation is based principally on the requirements of relevant authorities and the Company’s environmental policies. The provision is measured using Management’s assumptions and estimates for future cash outflows. The Company accrues these costs, which are determined by discounting costs using rates specific to the underlying obligation. Upon recognition of an asset retirement obligation provision, the Company capitalizes these costs to the related mine and amortizes such amounts over the life of each mine on a unit-of-production basis except in the case of exploration projects and closed sites for which the offset to the liability is expensed. The accretion of the discount due to the passage of time is recognized as an increase in the liability and finance expense.
The total inflated and undiscounted amount of estimated cash flows required to settle the Company’s estimated future reclamation costs as of December 31, 2025 was $935 million (December 31, 2024 - $683 million) using an inflation rate of 3% (December 31, 2024 - 3%). The inflated and discounted provision on the statement of financial position as at December 31, 2025 was $600 million (December 31, 2024 - $438 million), using discount rates between 3% and 7% (December 31, 2024 - between 3% and 10%). Spending with respect to asset retirement obligations commenced in 2016 at Alamo Dorado and Manantial Espejo, and in 2024 at Dolores. The remainder of the obligations are expected to be substantially paid through 2057, or later if the mine lives are extended. Revisions made to the asset retirement obligations in 2025 were primarily a result of updates to Dolores and Shahuindo. An update to the Dolores asset retirement obligation was completed following cessation of stacking activities and as studies for reclamation planning progressed, which resulted in an increase in estimated costs for regrade, channeling, and re-vegetation for the waste rock dumps and leach pads, as well as higher costs related to inflation and an appreciation of the Mexican peso. At Shahuindo, the increase was primarily the result of updated water balance modelling and studies, which resulted in an increase in expected post-closure water treatment requirements. At all operations, updates reflected increased site disturbances from ongoing operations, periodic reviews of reclamation plans and related costs, actual expenditures incurred, and completed reclamation activities. These obligations will primarily be funded from operating cash flows and cash on hand.
The accretion of the discount charged in Q4 2025 and 2025 as finance expense was $6 million and $26 million, respectively (Q4 2024 and 2024 - $7 million and $31 million, respectively). Reclamation paid during Q4 2025 and 2025 were $4 million and $15 million, respectively (Q4 2024 and 2024 - $6 million and $25 million, respectively).

PAN AMERICAN SILVER CORP.	18

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
2026 OPERATING OUTLOOK

The following provides Pan American's operating outlook for 2026. Pan American reports mines under either a Silver Segment or a Gold Segment with AISC calculated on a by-product basis, specifically by-product metal sales are credited against the operating costs to produce the primary metal for that segment, and presented on an Attributable basis.
The following estimates contain forward-looking information about expected future events and financial and operating performance of Pan American. Readers should refer to the risks and assumptions set out in the "Cautionary Note Regarding Forward-Looking Statements and Information" that accompany the MD&A for the period ended December 31, 2025. Pan American may revise forecasts during the year to reflect actual results to date and those anticipated for the remainder of the year.
2026 Attributable Silver and Gold Production and AISC Forecasts:

	Attributable Silver Production	Attributable Gold Production	AISC
	(million ounces)	(thousand ounces)	($ per ounce)(1)
Silver Segment:
La Colorada (Mexico)	5.80 - 6.25	2.5	33.25 - 35.75
Juanicipio (Mexico) (44.0%)(2)	6.00 - 6.50	17.5 - 18.5	2.25 - 4.25
Cerro Moro (Argentina)	2.80 - 3.00	80.0 - 86.0	(25.75) - (21.75)
Huaron (Peru)	3.25 - 3.50	—	27.75 - 29.75
San Vicente (Bolivia) (95.0%)(3)	2.70 - 2.90	—	41.00 - 43.00
Total	20.55 - 22.15	100.0 - 107.0	15.75 - 18.25
Gold Segment:
Jacobina (Brazil)	—	181.0 - 191.0	1,550 - 1,650
El Peñon (Chile)	3.65 - 3.95	104.0 - 111.0	275 - 500
Timmins (Canada)	—	105.5 - 115.0	2,575 - 2,675
Shahuindo (Peru)	0.20	125.5 - 135.0	1,825 - 1,950
Minera Florida (Chile)	0.25	66.0 - 71.0	2,550 - 2,675
Dolores (Mexico)	0.35 - 0.45	18.0 - 20.0	2,550 - 2,800
Total	4.45 - 4.85	600.0 - 643.0	1,700 - 1,850
Total Attributable Production	25.00 - 27.00	700.0 - 750.0	n/a
(1)AISC is a non-GAAP measure. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for further information on this measure. The AISC forecasts assume average metal prices of $70.00/oz for silver, $4,200/oz for gold, $3,000/tonne ($1.36/lb) for zinc, $2,000/tonne ($0.91/lb) for lead, and $10,000/tonne ($4.54/lb) for copper; and average annual exchange rates relative to 1 USD of $18.50 for the Mexican peso ("MXN"), $3.45 for the Peruvian sol ("PEN"), $1,427 for the Argentine peso ("ARS"), $7.00 for the Bolivian boliviano ("BOB"), $1.39 for the Canadian dollar ("CAD"), $950 for the Chilean peso ("CLP") and $5.50 for the Brazilian real ("BRL").
(2)Juanicipio data represents Pan American’s 44.0% interest in the mine's production.
(3)San Vicente data represents Pan American’s 95.0% interest in the mine's production.
2026 Attributable Base Metal Production Forecasts:

	Attributable Zinc Production (kt)	Attributable Lead Production (kt)	Attributable Copper Production (kt)
Total Attributable Production	58.5 - 62.5	30.5 - 32.5	2.0

PAN AMERICAN SILVER CORP.	19

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
In 2026, Attributable silver production is expected to be between 25.00 to 27.00 million ounces, representing an increase of 2.16 to 4.16 million ounces compared with 2025 Attributable silver production of 22.84 million ounces. The year-over-year increase is primarily driven by a full year contribution from Juanicipio and higher silver production at Cerro Moro from mine sequencing into higher silver grade ores at the underground zones. These increases are expected to be partially offset by lower silver production at Dolores, as the mine progresses into the later stages of residual leaching.
In 2026, Attributable gold production is expected to be between 700.0 to 750.0 thousand ounces compared with 2025 Attributable gold production of 742.2 thousand ounces. Anticipated increases in gold production at Timmins, driven by mine sequencing into higher grade zones, and Juanicipio from a full year contribution, are expected to be offset by lower production at Dolores from residual leaching and El Peñon due to lower throughput from the exhaustion of the low-grade stockpile and lower ore tonnes mined.
Silver Segment AISC are anticipated to be between $15.75 and $18.25 per ounce in 2026, which is $1.87 to $4.37 per ounce higher relative to 2025 AISC excluding NRV inventory adjustments of $13.88 per ounce. The expected increase reflects the impact of higher metal price assumptions on royalties, workers’ participation payments and smelting and refining costs. Additionally, Silver Segment AISC are expected to be impacted by: (i) increased labour costs, expensed development and filtered tailings expenditures at Huaron; (ii) increased labour costs and sustaining capital expenditures at San Vicente; and (iii) lower by-product credits from lower zinc and lead production and higher sustaining capital expenditures at La Colorada. These increases are expected to be partially offset by lower AISC at Cerro Moro, primarily driven by higher gold by-product credits from higher gold prices, and a full year contribution of low cost, high margin ounces from Juanicipio.
Gold Segment AISC in 2026 are anticipated to be between $1,700 and $1,850 per ounce, representing an increase of $79 to $229 per ounce compared to 2025 AISC excluding NRV inventory adjustments of $1,621 per ounce. As with the Silver Segment AISC, the expected increase reflects the impact of higher metal price assumptions on royalties, workers’ participation payments and smelting and refining costs. Additionally, the anticipated increase in Gold Segment AISC reflects: (i) higher sustaining capital expenditures and higher production costs from additional development and increased hauling contract rates at Jacobina; (ii) higher leaching and equipment servicing costs at Shahuindo; (iii) higher mining costs associated with increased development metres, ground support, and paste backfill volumes at Timmins; and (iv) higher unit operating costs at Dolores, as production declines in the residual leaching phase. These factors are expected to be partially offset by lower AISC at El Peñon from higher silver by-product credits due to a higher silver-to-gold production ratio and a higher silver price assumption.
2026 Quarterly Operating Outlook:
Below is Management's breakdown for our 2026 Operating Outlook by quarter ("2026 Quarterly Expectations").

2026 Quarterly Expectations
	Q1	Q2	Q3	Q4	FY 2026
Attributable Silver Production (million ounces)	6.10 - 6.60	6.05 - 6.55	6.50 - 7.00	6.35 - 6.85	25.00 - 27.00
Attributable Gold Production (thousand ounces)	164.5 - 175.5	174.5 - 186.5	178.5 - 192.0	182.5 - 196.0	700.0 - 750.0
Silver Segment AISC(1)	14.75 - 17.00	15.00 - 17.50	15.50 - 17.75	18.50 - 20.75	15.75 - 18.25
Gold Segment AISC(1)	1,775 - 1,925	1,825 - 1,950	1,725 - 1,875	1,525 - 1,650	1,700 - 1,850
(1)AISC is a non-GAAP measure. Please refer to the “Alternative Performance (Non-GAAP) Measures” section of this MD&A for further information on this measure. The AISC forecasts assume average metal prices of $70.00/oz for silver, $4,200/oz for gold, $3,000/tonne ($1.36/lb) for zinc, $2,000/tonne ($0.91/lb) for lead, and $10,000/tonne ($4.54/lb) for copper; and average annual exchange rates relative to 1 USD of $18.50 for the MXN, $3.45 for the PEN, $1,427 for the ARS, $7.00 for the BOB, $1.39 for the CAD, $950 for the CLP and $5.50 for the BRL.
Attributable silver production is anticipated to be higher towards the second half ("H2 2026") of the year, largely as a result of increased production from El Peñon, Juanicipio, La Colorada and San Vicente. Attributable production at San Vicente is expected to be lower in the first half of the year reflective of essential plant maintenance scheduled, while at El Peñon, Juanicipio and La Colorada production is expected to increase in H2 2026 largely due to mine sequencing into higher silver grade ore zones, despite lower throughput at El Peñon from the exhaustion

PAN AMERICAN SILVER CORP.	20

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
of the low-grade stockpile. The anticipated increases in H2 2026 are expected to be partially offset by lower production in H2 2026 at Cerro Moro from mine sequencing into lower grade ore zones and at Dolores due to the progression into later stages of residual leaching.
Attributable gold production is expected to increase towards H2 2026, predominately due to increased production from Shahuindo, El Peñon and Minera Florida. At Shahuindo, the expected increase is due to mine sequencing into higher grade ore zones, as well as from leach sequencing, which results in a higher ratio of ounces recovered to ounces placed. At El Peñon, the expected increase is driven by mine sequencing into higher grade ore zones. At Minera Florida, production is expected to increase in H2 2026, as we are expecting a plant maintenance shutdown in Q1 2026. As with silver production, the anticipated increases in gold production in H2 2026 are expected to be partially offset by lower production at Cerro Moro and Dolores from the same factors impacting silver production.
Silver Segment AISC per ounce are anticipated to increase throughout the year due to the production impacts from Cerro Moro, while Gold Segment AISC per ounce are anticipated to decrease in H2 2026, largely due to lower AISC at El Peñon driven by the production sequence.
2026 Expenditure Forecast:
The following tables detail the forecast capital, reclamation, care and maintenance, general and administrative, exploration and depreciation and amortization expenditures and taxes expected to be paid in 2026:

Capital Forecast ($ millions)	Capitalized Exploration	Lease Payments	Other Capital Expenditures	2026 Forecast
Sustaining Capital
La Colorada	5	4	12 - 14	21 - 23
Juanicipio(1)	5	—	23 - 25	28 - 30
Cerro Moro	—	—	6 - 7	6 - 7
Huaron	4	7	11 - 13	22 - 24
San Vicente(2)	1	—	15 - 16	16 - 17
Jacobina	5	10	52 - 55	67 - 70
El Peñon	18	15	3 - 5	36 - 38
Timmins	8	—	31 - 33	39 - 41
Shahuindo	2	13	43 - 46	58 - 61
Minera Florida	7	9	11 - 13	27 - 29
Dolores	—	—	—	—
Sustaining Capital Sub-total	55	58	207 - 227	320 - 340
Project Capital
Jacobina				53 - 57
La Colorada Skarn				47 - 50
Timmins				40 - 43
Huaron				16 - 17
Cerro Moro				13 - 14
Juanicipio(1)				11 - 12
La Colorada				9 - 10
Shahuindo				6 - 7
Project Capital Total				195 - 210
Total Capital Expenditures				515 - 550
(1) Capital expenditures at Juanicipio are shown at a 44% ownership.
(2) Capital expenditures at San Vicente are shown at a 100% ownership.

PAN AMERICAN SILVER CORP.	21

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

Other Expenditures Forecast ($ millions)	2026 Forecast
Reclamation Payments
Dolores	15 - 17
Jacobina	7 - 8
Other	7 - 8
Alamo Dorado	3 - 4
Total Reclamation Payments	32 - 37
Care & Maintenance
Escobal	16 - 18
Other	10
Total Care & Maintenance	26 - 28
General & Administrative	100 - 105
Exploration and Project Development	22 - 25
Income Tax Payments	500 - 550
Depreciation and Amortization	500 - 525
2026 Mine Operating Forecast
Management's expectation for each mine's 2026 operating performance, including Attributable production, AISC, sustaining capital and project capital are provided below:
La Colorada
Silver production is forecast to be between 5.80 to 6.25 million ounces in 2026, which is consistent with the 6.02 million ounces produced in 2025, as lower throughput is expected to be offset by higher grades.
AISC in 2026 are forecast to be between $33.25 and $35.75 per ounce, which is between $8.40 to $10.90 per ounce higher than the $24.85 per ounce recorded in 2025. The increase is driven by: (i) increased royalties from net-profit-driven payments to an adjacent concession owner for undertaking mining activities on their concession; (ii) lower by-product credits from lower zinc and lead production due to mine sequencing away from higher zinc and lead grade ore to higher silver grade ore; (iii) increased direct selling costs due to the impact of higher metal price assumptions on smelting and refining charges; and (iv) increased sustaining capital expenditures for near-mine exploration and mine equipment replacements and refurbishments. AISC guidance for 2026 of between $33.25 and $35.75 per ounce considers approximately $10.50 per ounce in royalties, largely related to payments to the adjacent concession owner, which assumes an average silver price of $70.00 per ounce and between 30% to 40% of contained silver ounces mined in 2026 coming from the third-party concession.
Sustaining capital in 2026 of $21 to $23 million is primarily related to a tailings storage facility expansion, mine equipment replacements and refurbishments, near-mine exploration expenditures and mine ventilation and communication infrastructure projects.
Project capital at La Colorada is expected to be between $56 to $60 million, of which $47 to $50 million is designated to the La Colorada Skarn project for continued exploration and in-fill drilling, advancing engineering work and initial mine infrastructure early works mobilization. The remaining $9 to $10 million is directed to the La Colorada vein mine for exploration, underground development and lease payments related to the fleet expansion to access, mine and expand the deep eastern extensions of the Candelaria mineralized structure.

PAN AMERICAN SILVER CORP.	22

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Juanicipio
Attributable silver production is forecast to be between 6.00 to 6.50 million ounces in 2026, representing an increase of 3.51 to 4.01 million ounces compared with the 2.49 million ounces produced in 2025, reflecting a full year of contribution from the operation. Attributable gold production in 2026 is forecast to be between 17.5 to 18.5 thousand ounces, an increase of 10.8 to 11.8 thousand ounces relative to the 6.7 thousand ounces produced in 2025, also reflecting a full year of contribution.
AISC in 2026 are forecast to be between $2.25 and $4.25 per ounce, which is between $5.43 to $7.43 per ounce higher than the negative $3.18 per ounce recorded in 2025. The increase primarily reflects higher production costs per ounce from higher contractor, labour and energy costs and lower silver grade production, lower by-product credits attributable to mine sequencing into lower zinc and lead grade ore zones and higher sustaining capital expenditures.
Sustaining capital in 2026 of $28 to $30 million is primarily related to capital developments, near-mine exploration expenditures, mine equipment replacements, and ventilation and electrical infrastructure projects.
Project capital at Juanicipio is expected to be between $11 to $12 million related to advancing the conveyor haulage system aimed at reducing costs and optimizing long-term margins.
Cerro Moro
Silver production is expected to be between 2.80 to 3.00 million ounces in 2026, which is a 0.29 to 0.49 million ounce increase relative to the 2.51 million ounces produced in 2025, largely due to mine sequencing into higher silver grade ores at the underground zones. Gold production is expected to be between 80.0 to 86.0 thousand ounces in 2026, which is in line with the 2025 gold production of 83.1 thousand ounces.
AISC in 2026 are anticipated to be between negative $25.75 to negative $21.75 per ounce, which is between $11.71 and $7.71 per ounce lower than the negative $14.04 per ounce reported in 2025. This primarily reflects higher gold by-product credits from higher gold prices, lower sustaining exploration and tailings storage facility investments due to an allocation to project capital given targeted life-of-mine extensions, and lower production costs per ounce from mine sequencing into higher silver grade ores. These decreases are expected to be partially offset by higher royalties from higher metal prices.
Sustaining capital in 2026 of $6 and $7 million is primarily related to raise bore developments, communication infrastructure and mine equipment replacements and refurbishments.
Project capital is expected to be between $13 and $14 million and directed towards exploration activities and the expansion of the tailings storage facility aimed at extending life-of-mine.
Huaron
Silver production is expected to be between 3.25 to 3.50 million ounces in 2026, which is consistent with the 3.33 million ounces produced in 2025, as the mine plan reflects a continued higher proportion of mill feed from development versus stoping ore, resulting in lower-than-reserve grade ore mined.
AISC in 2026 are anticipated to be between $27.75 to $29.75 per ounce, which is between $6.20 and $8.20 per ounce higher than the $21.55 per ounce recorded in 2025. The increase is primarily related to higher operating costs driven by increased labour costs, expensed development and filtered tailings expenditures, as well as higher direct selling costs due to the impact of higher metal price assumptions on smelting and refining charges. This is expected to be partially offset by higher zinc and lead by-product credits from mine sequencing into higher zinc and lead ores, as well as lower sustaining capitalized development.
Sustaining capital in 2026 of $22 to $24 million is primarily directed at mine equipment replacements and refurbishments, underground development support and rehabilitation, near-mine exploration and concentrator plant upgrades.

PAN AMERICAN SILVER CORP.	23

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Project capital in 2026 is expected to be between $16 to $17 million to advance development to establish a higher inventory of developed stopes to provide greater mine flexibility and to increase production, and for exploration activities targeted at deep extensions of the deposit.
San Vicente
Attributable silver production is forecast to be between 2.70 and 2.90 million ounces in 2026, which is a 0.03 to 0.23 million ounce decrease relative to the 2.93 million ounces produced in 2025, largely reflective of lower tonnes processed in Q1 2026 as a result of a planned plant maintenance shutdown.
AISC in 2026 are anticipated to be between $41.00 to $43.00 per ounce, which is between $19.23 and $21.23 per ounce higher than the $21.77 per ounce reported in 2025. This is largely due to higher profit-driven royalties, reflecting increased metal price assumptions, as well as higher sustaining capital expenditures. AISC are expected to be further impacted by increased operating costs, primarily driven by higher labour expenses.
Sustaining capital in 2026 is anticipated to be between $16 and $17 million, primarily directed towards the tailings storage facility expansion, mine equipment purchases, plant upgrades and mine infrastructure improvements.
Jacobina
Gold production is anticipated to be between 181.0 to 191.0 thousand ounces in 2026, which is between a 9.5 thousand ounce decrease to a 0.5 thousand ounce increase relative to the 190.5 thousand ounces produced in 2025, reflective of mine sequencing out of higher-than-reserve grade ore zones and lower throughput as a result of scheduled plant maintenance in the third quarter of 2026.
AISC in 2026 are anticipated to be between $1,550 to $1,650 per ounce, a $244 to $344 per ounce increase relative to the $1,306 per ounce recorded in 2025. The expected increase is largely attributable to higher sustaining capital expenditures for mine equipment replacements and plant upgrades and higher production costs from additional development and higher hauling contract rates.
Sustaining capital in 2026 of $67 to $70 million is primarily related to mine equipment replacements and refurbishments, tailings storage facility expansions, ventilation and electrical infrastructure improvements and plant infrastructure upgrades.
The Company is forecasting to invest $53 to $57 million in project capital in 2026 to complete process plant optimization projects and to continue advancing mine and plant optimization studies, including investments in initial underground infrastructure advancements, mine fleet expansions and exploration initiatives.
El Peñon
Gold production in 2026 is forecast to be between 104.0 and 111.0 thousand ounces, which is between 4.2 and 11.2 thousand ounces below the 115.2 thousand ounces produced in 2025. Silver production in 2026 is forecast to be between 3.65 to 3.95 million ounces, which is between a 0.26 million ounce decrease and a 0.04 million ounce increase relative to the 3.91 million ounces produced in 2025. The changes in gold and silver production primarily reflect lower throughput from the exhaustion of the low-grade stockpile in the second half of 2026, as well as a reduction in ore tonnes mined. The impact on silver production is expected to be partially offset by higher mined silver grades from mine sequencing into higher silver grade zones.
AISC in 2026 are forecast to be between $275 and $500 per ounce, which is between $604 and $829 per ounce lower than the $1,104 per ounce recorded in 2025. This expected decrease is largely due to higher by-product credits from a higher silver-to-gold production ratio and a higher silver price assumption, which more than offset higher production costs due to a full year of enhanced ground support activities, increased prices for mining supplies including diesel and explosives, and higher labour costs from the renewal of collective bargaining agreements.
Sustaining capital in 2026 of $36 to $38 million is primarily related to near-mine exploration and in-fill drilling expenditures, lease payments related to mine equipment and raise bore developments.

PAN AMERICAN SILVER CORP.	24

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Timmins
Gold production in 2026 is expected to be between 105.5 to 115.0 thousand ounces, representing an increase of 1.9 to 11.4 thousand ounces compared with the 103.6 thousand ounces produced in 2025, primarily reflecting mine sequencing into higher grade zones.
AISC in 2026 are forecast to be between $2,575 and $2,675 per ounce, which is an increase of $132 to $232 per ounce from the $2,443 per ounce recorded in 2025. The expected increase is largely driven by higher labour, material and contractor costs associated with increased development metres, ground support and paste backfill volumes, as well as higher royalty payments driven by the higher metal price assumption. These factors increasing AISC are partially offset by lower sustaining tailings storage facility expansion capital.
Sustaining capital in 2026 of $39 to $41 million is primarily related to tailings storage facility expansions, mine equipment replacements and refurbishments, near-mine exploration expenditures and haul road upgrades.
Project capital is expected to be between $40 to $43 million to initiate the construction of the Phase 6 tailings expansion, to advance studies and initial underground development of the Bell Creek shaft extension, and to continue exploration activities and preliminary engineering studies at satellite deposits.
Shahuindo
Gold production in 2026 is anticipated to be between 125.5 and 135.0 thousand ounces, which is consistent with the 132.2 thousand ounces produced in 2025, reflecting the expectation of higher tonnes stacked being offset by lower grade ore.
AISC in 2026 are forecast to be between $1,825 and $1,950 per ounce, which is between $211 to $336 per ounce higher than the $1,614 per ounce recorded in 2025. The increase is largely due to higher operating costs, including increased labour-related expenses driven by the impact of higher metal price assumptions on workers' participation payments, higher leaching costs from increased cyanide and lime consumption, and higher equipment servicing costs.
Sustaining capital in 2026 of $58 to $61 million is largely directed at leach pad expansion projects, waste dump preparation, water treatment plant infrastructure, truck shop upgrades and mine equipment replacements.
The Company is expecting project capital in 2026 of between $6 to $7 million related to land purchases and exploration aimed at potential extensions to the life-of-mine.
Minera Florida
Gold production in 2026 is forecast to be between 66.0 and 71.0 thousand ounces, which is in line with 2025 gold production of 68.6 thousand ounces. Silver production is forecast to be 0.25 million ounces, which is 0.17 million ounces lower relative to 2025 silver production of 0.42 million ounces, largely due to mine sequencing into lower silver grade ores.
AISC for 2026 are forecast to be between $2,550 to $2,675 per ounce, which is between $13 and $138 per ounce higher than the $2,537 per ounce recorded in 2025, largely due to higher expected labour costs and a full year of enhanced ground support activities.
Sustaining capital in 2026 of $27 to $29 million is primarily related to near-mine exploration and in-fill drilling expenditures, a tailings storage facility expansion and lease payments related to mine equipment.

PAN AMERICAN SILVER CORP.	25

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Dolores
Gold production in 2026 is forecast to be between 18.0 and 20.0 thousand ounces, which is 17.6 to 19.6 thousand ounces lower than the 37.6 thousand ounces produced in 2025, while silver production in 2026 is forecast to be between 0.35 and 0.45 million ounces, which is 0.52 to 0.62 million ounces lower than the 0.97 million ounces produced in 2025. The decrease in gold and silver production reflects the progression into later stages of residual leaching.
AISC for 2026 are expected to be between $2,550 and $2,800, which is between $1,538 and $1,788 per ounce higher than the $1,012 per ounce recorded in 2025, driven by higher unit operating costs from reduced production as the mine progresses in the residual leaching phase.
2026 Reclamation Payments Forecast
Estimated reclamation payments of $32 to $37 million in 2026 include spending on: (i) the continuation of progressive reclamation work at Dolores, including detailed engineering and reclamation planning studies, regrading of the waste dumps and heap leach pads and infrastructure dismantling; (ii) progressive reclamation at Jacobina related to the inactive B1 tailings storage facility and the João Belo waste dump; (iii) completion of waste dump reclamation at Alamo Dorado and the transition into the post-closure phase; (iv) reclamation activities at other properties, including Manantial Espejo.
2026 Care and Maintenance Forecast
Estimated care and maintenance costs of $26 to $28 million primarily relate to expenditures at Escobal and Manantial Espejo. Pan American has not projected timing for a potential restart of the Escobal mine and has assumed a full year of care and maintenance costs at Escobal.
2026 General and Administrative Expense Forecast
Estimated corporate general and administrative expenses of $100 to $105 million.
2026 Exploration and Project Development Expense Forecast
Estimated regional exploration, property holding costs, and project development expenses of $22 to $25 million in 2026 are primarily directed at drilling in Brazil, Mexico, Canada and Chile. The expenditures relating to near-mine exploration targeting reserve replacement and expansion are included in the sustaining and project capital estimates provided in the 2026 Expenditures Forecast table above.
2026 Income Tax Payments Forecast
Cash income tax payments in 2026 are forecast to be between $500 to $550 million, and are expected to be front-end loaded. Higher profitability in 2025 and expected higher profitability in 2026 at our guidance metal price assumptions are expected to result in increased income tax payments and withholding tax payments related to increased cash repatriations.
2026 Depreciation and Amortization Expense Forecast
Estimated depreciation and amortization expenses of $500 to $525 million in 2026 are expected to be higher than 2025 from increased capital investments and updates to mine life assumptions.

PAN AMERICAN SILVER CORP.	26

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
SELECTED ANNUAL AND QUARTERLY FINANCIAL INFORMATION

2025	Quarter Ended				Year Ended
(In millions of USD, other than per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
Revenue	$773	$812	$855	$1,179	$3,619
Mine operating earnings	$251	$273	$313	$568	$1,405
Earnings for the period attributable to equity holders	$168	$189	$169	$452	$978
Income from investment in Juanicipio	$—	$—	$16	$61	$77
Basic earnings per share	$0.47	$0.52	$0.45	$1.07	$2.56
Diluted earnings per share	$0.47	$0.52	$0.44	$1.07	$2.56
Cash flow from operating activities	$176	$293	$309	$554	$1,333
Cash dividends paid per share	$0.10	$0.10	$0.12	$0.14	$0.46
Other financial information
Total assets					$9,742
Total non-current financial liabilities(1)					$1,489
Total attributable shareholders’ equity					$6,997
(1)Total non-current financial liabilities are comprised of non-current liabilities excluding deferred tax liabilities.

2024	Quarter Ended				Year Ended
(In millions of USD, other than per share amounts)	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
Revenue	$602	$686	$716	$815	$2,819
Mine operating earnings	$71	$117	$176	$185	$549
Earnings (loss) for the period attributable to equity holders	$(31)	$(22)	$57	$108	$112
Basic earnings (loss) per share	$(0.08)	$(0.06)	$0.16	$0.30	$0.31
Diluted earnings (loss) per share	$(0.08)	$(0.06)	$0.16	$0.30	$0.31
Cash flow from operating activities	$61	$163	$226	$274	$724
Cash dividends paid per share	$0.10	$0.10	$0.10	$0.10	$0.40
Other financial information
Total assets					$7,203
Total non-current financial liabilities(1)					$1,277
Total attributable shareholders’ equity					$4,704
(1)Total non-current financial liabilities are comprised of non-current liabilities excluding deferred tax liabilities.

2023	Quarter Ended				Year Ended
(In millions of USD, other than per share amounts)	Mar 31	Jun 30(2)	Sep 30(2)	Dec 31	Dec 31
Revenue	$390	$640	$616	$670	$2,316
Mine operating earnings	$77	$88	$67	$65	$297
Earnings (loss) for the period attributable to equity holders	$16	$(32)	$(20)	$(68)	$(104)
Basic earnings (loss) per share	$0.08	$(0.09)	$(0.05)	$(0.19)	$(0.25)
Diluted earnings (loss) earnings per share	$0.08	$(0.09)	$(0.05)	$(0.19)	$(0.25)
Cash flow from operating activities	$51	$117	$115	$167	$450
Cash dividends paid per share	$0.10	$0.10	$0.10	$0.10	$0.40
Other financial information
Total assets					$7,213
Total non-current financial liabilities(1)					$1,275
Total attributable shareholders’ equity					$4,761
(1)Total non-current financial liabilities are comprised of non-current liabilities excluding deferred tax liabilities.
(2)Amounts differ from those originally reported in the respective quarter due to the finalization of the purchase price allocation for Yamana Gold Inc. ("Yamana"), which was retrospectively applied.

PAN AMERICAN SILVER CORP.	27

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
OPERATING METRICS

	Three months ended December 31, 2025
	La Colorada	Juanicipio(1)	Cerro Moro	Huaron	San Vicente(2)	Jacobina	El Peñon	Timmins	Shahuindo	Minera Florida	Dolores	Total
Ore tonnes mined – kt	179	160	134	259	95	768	280	370	2,775	240	—	5,261
Waste tonnes mined – kt	—	—	983	—	—	—	—	—	4,465	—	—	5,448
Tonnes processed – kt	179	152	113	264	99	807	363	365	2,924	261	—	5,527
Grade
Silver – g/t	301.6	420.0	269.4	112.6	259.2	—	101.5	—	7.0	9.8	—
Gold – g/t	—	1.27	7.89	—	—	2.08	2.75	2.23	0.45	2.40	—
Zinc – %	1.97	3.51	—	2.23	3.18	—	—	—	—	1.07	—
Lead – %	0.92	1.94	—	1.48	0.29	—	—	—	—	0.47	—
Copper – %	—	—	—	0.29	0.24	—	—	—	—	—	—
Attributable Production
Silver – koz	1,614	1,915	917	785	764	1	1,058	3	54	56	111	7,278
Gold – koz	1.1	4.8	27.6	0.1	—	50.8	30.5	25.9	32.7	18.9	5.4	197.8
Zinc – kt	2.9	4.3	—	4.7	2.6	—	—	—	—	2.2	—	16.8
Lead – kt	1.4	2.7	—	3.1	0.2	—	—	—	—	0.8	—	8.2
Copper – kt	0.1	—	—	0.5	0.2	—	—	—	—	—	—	0.8

	Three months ended December 31, 2024
	La Colorada	Cerro Moro	Huaron	San Vicente(1)	Jacobina	El Peñon(3)	Timmins	Shahuindo	La Arena(4)	Minera Florida	Dolores	Total
Ore tonnes mined – kt	176	121	244	97	840	302	372	3,367	2,053	235	—	7,805
Waste tonnes mined – kt	—	727	—	—	—	—	—	5,029	1,917	—	—	7,672
Tonnes processed – kt	176	106	242	98	827	366	355	3,414	1,960	267	1,845	9,658
Grade
Silver – g/t	301.1	262.1	142.0	255.7	—	118.2	—	7.2	0.6	35.5	14.5
Gold – g/t	—	6.96	—	—	2.04	2.96	2.53	0.40	0.32	2.58	0.21
Zinc – %	2.63	—	2.87	3.45	—	—	—	—	—	0.84	—
Lead – %	1.45	—	1.72	0.29	—	—	—	—	—	0.32	—
Copper – %	—	—	0.46	0.18	—	—	—	—	—	—	—
Attributable Production
Silver – koz	1,606	829	919	735	1	1,174	7	73	9	240	424	6,018
Gold – koz	0.7	22.5	—	—	52.4	32.4	27.9	34.7	14.9	20.8	17.9	224.2
Zinc – kt	4.0	—	5.6	3.0	—	—	—	—	—	1.6	—	14.1
Lead – kt	2.2	—	3.1	0.2	—	—	—	—	—	0.5	—	6.1
Copper – kt	0.1	—	0.8	0.1	—	—	—	—	—	—	—	1.0
(1)Juanicipio data represents Pan American's 44.0% interest in the mine's production.
(2)San Vicente data represents Pan American's 95.0% interest in the mine's production.
(3)In the 2024 MD&A reports, El Peñon ore tonnes mined excluded development ore tonnes mined, which have now been included.
(4)La Arena data represents operating results for the period until disposition on November 30, 2024.

PAN AMERICAN SILVER CORP.	28

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

	Year ended December 31, 2025
	La Colorada	Juanicipio(1)	Cerro Moro	Huaron	San Vicente(2)	Jacobina	El Peñon	Timmins	Shahuindo	Minera Florida	Dolores	Total
Ore tonnes mined – kt	720	212	454	1,038	380	3,197	1,080	1,414	12,315	888	—	21,699
Waste tonnes mined – kt	—	—	3,797	—	—	—	—	—	19,232	—	—	23,029
Tonnes processed – kt	720	202	429	1,045	381	3,193	1,410	1,415	12,267	971	345	22,377
Grade
Silver – g/t	279.8	413.3	195.0	118.8	262.0	—	96.8	—	7.2	17.4	6.6
Gold – g/t	—	1.33	6.35	—	—	1.95	2.67	2.35	0.48	2.34	0.24
Zinc – %	1.97	3.51	—	2.60	2.84	—	—	—	—	0.93	—
Lead – %	1.04	1.99	—	1.63	0.32	—	—	—	—	0.37	—
Copper – %	—	—	—	0.28	0.24	—	—	—	—	—	—
Attributable Production
Silver – koz	6,015	2,495	2,509	3,335	2,928	5	3,909	14	237	422	971	22,837
Gold – koz	4.6	6.7	83.1	0.1	—	190.5	115.2	103.6	132.2	68.6	37.6	742.2
Zinc – kt	11.9	5.7	—	22.2	9.1	—	—	—	—	7.0	—	55.9
Lead – kt	6.5	3.6	—	13.6	1.0	—	—	—	—	2.3	—	27.0
Copper – kt	0.6	—	—	1.7	0.7	—	—	—	—	—	—	3.0

	Year ended December 31, 2024
	La Colorada	Cerro Moro	Huaron	San Vicente(2)	Jacobina	El Peñon(3)	Timmins	Shahuindo	La Arena(4)	Minera Florida	Dolores	Total
Ore tonnes mined – kt	590	400	942	377	3,135	967	1,541	13,745	9,840	906	2,726	35,168
Waste tonnes mined – kt	—	2,570	—	—	—	—	—	18,196	15,894	—	6,378	43,038
Tonnes processed – kt	590	412	934	379	3,147	1,363	1,595	13,025	9,581	998	7,251	39,274
Grade
Silver – g/t	277.5	240.0	142.0	281.4	—	103.2	—	6.8	0.6	25.9	15.4
Gold – g/t	—	6.18	—	—	2.02	3.07	2.49	0.47	0.34	2.67	0.34
Zinc – %	2.34	—	2.48	2.92	—	—	—	—	—	0.82	—
Lead – %	1.39	—	1.63	0.31	—	—	—	—	—	0.29	—
Copper – %	—	—	0.60	0.20	—	—	—	—	—	—	—
Attributable Production
Silver – koz	4,878	2,969	3,519	3,109	4	3,870	15	278	38	646	1,735	21,061
Gold – koz	2.6	77.5	0.1	—	196.7	126.8	123.7	135.1	77.4	80.3	72.3	892.5
Zinc – kt	11.4	—	18.1	9.6	—	—	—	—	—	6.1	—	45.1
Lead – kt	7.0	—	11.2	0.9	—	—	—	—	—	1.6	—	20.8
Copper – kt	0.2	—	4.5	0.6	—	—	—	—	—	—	—	5.2
(1)Juanicipio data represents Pan American's 44.0% interest in the mine's production for the period from acquisition to December 31, 2025.
(2)San Vicente data represents Pan American's 95.0% interest in the mine's production.
(3)In the 2024 MD&A reports, El Peñon ore tonnes mined excluded development ore tonnes mined, which have now been included.
(4)La Arena data represents operating results for the period until disposition on November 30, 2024.

PAN AMERICAN SILVER CORP.	29

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
ALTERNATIVE PERFORMANCE (NON-GAAP) MEASURES

Per Ounce Measures
Cash Costs and AISC are non-GAAP financial measures that do not have any standardized meaning prescribed by IFRS Accounting Standards and are therefore unlikely to be comparable to similar measures presented by other companies.
Pan American produces by-product metals incidentally to our silver and gold mining activities. We have adopted the practice of calculating a performance measure with the net cost of producing an ounce of silver and gold, our primary payable metals, after deducting revenues gained from incidental by-product production. This performance measurement has been commonly used in the mining industry for many years and was developed as a relatively simple way of comparing the net production costs of the primary metal for a specific period against the prevailing market price of that metal.
Silver Segment Cash Costs and AISC are calculated net of credits for realized revenues from all metals other than silver ("silver segment by-product credits"), and are calculated per ounce of silver sold on an Attributable basis. Gold Segment Cash Costs and AISC are calculated net of credits for realized revenues from all metals other than gold ("gold segment by-product credits"), and are calculated per ounce of gold sold.
Cash Costs per ounce metrics, net of by-product credits, is used extensively in our internal decision-making processes. We believe the metric is also useful to investors because it facilitates comparison, on a mine-by-mine basis, notwithstanding the unique mix of incidental by-product production at each mine, of our operations’ relative performance on a period-by-period basis, and against the operations of our silver and gold mining peers. Cash costs per ounce is conceptually understood and widely reported in the mining industry.
We believe that AISC, also calculated net of by-products, is a more comprehensive measure of the cost of operating our consolidated business, given it includes the cost of replacing silver and gold ounces through exploration, the cost of ongoing capital investments at current operations ("sustaining capital"), as well as other items that affect the Company’s consolidated cash flow. AISC excludes capital investments that are expected to increase production levels or mine life beyond those contemplated in the base case life of mine plan ("project capital").
To facilitate a better understanding of these measures as calculated by the Company, the following table provides the detailed reconciliation of these measures to the applicable cost items, as reported in the 2025 Annual Financial Statements for the respective periods.

PAN AMERICAN SILVER CORP.	30

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Consolidated Silver and Gold Segment Cash Costs and AISC:

	Silver Segment		Gold Segment
	Three months ended December 31, 2025	Three months ended December 31, 2024	Three months ended December 31, 2025	Three months ended December 31, 2024
Production costs(1)	$165	$118	$286	$298
Restructuring and end-of-life severance accruals and payments(2)	—	—	(1)	—
NRV inventory adjustments	—	—	9	12
On-site direct operating costs	165	118	294	310
Royalties(1)	35	18	9	7
Smelting, refining and direct selling charges(3)	13	9	1	1
Cash cost of sales before by-product credits	214	145	304	318
Silver segment by-product credits(3)	(190)	(92)	—	—
Gold segment by-product credits(3)	—	—	(87)	(63)
Cash Costs	$24	$54	$217	$255

NRV inventory adjustments	—	—	(9)	(12)
Sustaining capital	28	21	62	57
Exploration and project development(4)	—	—	—	—
Reclamation accretion(5)	1	1	4	5
All-in sustaining costs	$53	$75	$274	$305

Silver segment Attributable silver ounces sold (Moz)	5.6	3.8	—	—
Gold segment gold ounces sold (koz)	—	—	166.6	208.5
Cash costs per ounce sold	$4.32	$14.06	$1,304	$1,223
AISC per ounce sold	$9.51	$19.80	$1,643	$1,463
AISC per ounce sold (excluding NRV inventory adjustments)	$9.51	$19.88	$1,699	$1,521
(1)As presented in the 2025 Annual Financial Statements under Note 26 "Segmented Information", inclusive of Pan American's 44.0% interest in Juanicipio, and reduced for Pan American's non-controlling 5.0% interest in the San Vicente mine.
(2)Included in production costs line of the consolidated income statements. Restructuring and end-of-life severance accruals and payments reflect mine operation severance payments related to non-recurring asset workforce restructurings and mine closures.
(3)Included in the Attributable consolidated revenue presented in the 2025 Annual Financial Statements under Note 26 "Segmented Information", inclusive of Pan American's 44.0% interest in Juanicipio, and reduced for Pan American's non-controlling 5.0% interest in the San Vicente mine. By-product credits are reflective of realized metal prices for the applicable periods.
(4)Exploration and project development expenditures exclude $5 million for Q4 2025 (Q4 2024: $1 million) of exploration expenditures related to non-operating properties.
(5)Reclamation accretion excludes $1 million for Q4 2025 (Q4 2024: $1 million) of accretion related to non-producing properties.

PAN AMERICAN SILVER CORP.	31

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

	Silver Segment		Gold Segment
	Year ended December 31, 2025	Year ended December 31, 2024	Year ended December 31, 2025	Year ended December 31, 2024
Production costs(1)	$571	$450	$1,054	$1,184
Restructuring and end-of-life severance accruals and payments(2)	—	—	(5)	(7)
NRV inventory adjustments	—	4	20	(24)
On-site direct operating costs	571	454	1,069	1,153
Royalties(1)	83	40	29	25
Smelting, refining and direct selling charges(3)	19	31	2	4
Cash cost of sales before by-product credits	673	524	1,101	1,182
Silver segment by-product credits(3)	(530)	(336)	—	—
Gold segment by-product credits(3)	—	—	(256)	(197)
Cash Costs	$143	$189	$845	$985

NRV inventory adjustments	—	(4)	(20)	24
Sustaining capital	73	58	210	221
Exploration and project development(4)	—	—	—	—
Reclamation accretion(5)	5	3	16	23
All-in sustaining costs	$222	$247	$1,051	$1,252

Silver segment Attributable silver ounces sold (Moz)	16.0	13.2	—	—
Gold segment gold ounces sold (koz)	—	—	661.1	818.4
Cash costs per ounce sold	$8.96	$14.30	$1,278	$1,203
AISC per ounce sold	$13.88	$18.70	$1,590	$1,530
AISC per ounce sold (excluding NRV inventory adjustments)	$13.88	$18.98	$1,621	$1,501
(1)As presented in the 2025 Annual Financial Statements under Note 26 "Segmented Information", inclusive of Pan American's 44.0% interest in the Juanicipio mine, and reduced for Pan American's non-controlling 5.0% interest in the San Vicente mine.
(2)Included in production costs line of the consolidated income statements. Restructuring and end-of-life severance accruals and payments reflect mine operation severance payments related to non-recurring asset workforce restructurings and mine closures.
(3)Included in the Attributable consolidated revenue presented in the 2025 Annual Financial Statements under Note 26 "Segmented Information", inclusive of Pan American's 44.0% interest in the Juanicipio mine, and reduced for Pan American's non-controlling 5.0% interest in the San Vicente mine. By-product credits are reflective of realized metal prices for the applicable periods.
(4)Exploration and project development expenditures exclude $16 million for 2025 (2024: $10 million) of exploration expenditures related to non-operating properties.
(5)Reclamation accretion excludes $5 million for 2025 (2024: $5 million) of accretion related to non-producing properties.

PAN AMERICAN SILVER CORP.	32

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Reconciliation of payments for mineral properties, plant and equipment and sustaining capital:
Sustaining capital is included in AISC, while capital related to growth projects or acquisitions (referred to by the Company as project or investment capital) is not. Inclusion of only sustaining capital in the AISC measure reflects the capital costs associated with current ounces sold as opposed to project capital, which is expected to increase future production.

	Three months ended December 31,		Year ended December 31,
(in millions of USD)	2025	2024	2025	2024
Payments for mineral properties, plant and equipment(1)	$95	$85	$314	$323
Add/(Subtract)
Lease Payments(1)	14	12	51	50
Repayment of loans(2)	2	2	7	7
Juanicipio Capital Expenditures(3)	7	—	9	—
La Colorada (Veins) project capital	(3)	—	(13)	—
La Colorada (Skarn) project capital	(10)	(8)	(22)	(31)
Jacobina project capital	(10)	(5)	(37)	(14)
Huaron project capital	(1)	(6)	(9)	(39)
Timmins project capital	(3)	(1)	(10)	(9)
Cerro Moro project capital	—	—	(3)	—
Other investment capital	(1)	(1)	(3)	(8)
Sustaining Capital	$89	$78	$284	$279
(1)As presented on the consolidated statements of cash flows.
(2)As presented on the consolidated statements of cash flows. Related to repayments of construction loans for leach pad expansions in Peru.
(3)Juanicipio's capital expenditures for Pan American's 44.0% interest in the mine as presented in the 2025 Annual Financial Statements under Note 26 "Segmented Information".

PAN AMERICAN SILVER CORP.	33

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Silver Segment Cash Costs and AISC by mine:

SILVER SEGMENT	Three months ended December 31, 2025
	La Colorada	Juanicipio(1)	Cerro Moro	Huaron	San Vicente(2)	Consolidated Silver Segment
Production Costs	$42	$20	$55	$35	$13	$165
NRV inventory adjustments	—	—	—	—	—	—
On-site direct operating costs	42	20	55	35	13	165
Royalties	16	1	7	—	11	35
Smelting, refining & direct selling costs	6	4	1	2	—	13
Cash Costs before by-product credits	64	25	63	38	24	214
Silver segment by-product credits	(15)	(35)	(101)	(29)	(9)	(190)
Cash Costs	$49	$(10)	$(38)	$9	$15	$24

NRV inventory adjustments	—	—	—	—	—	—
Sustaining capital	6	7	7	6	1	28
Exploration and project development	—	—	—	—	—	—
Reclamation accretion	—	—	1	—	—	1
All-in sustaining costs	$55	$(3)	$(31)	$15	$17	$53

Silver segment Attributable silver ounces sold (Moz)	1.83	1.57	0.86	0.72	0.59	5.57

Cash cost per ounce sold	$26.77	$(6.58)	$(44.48)	$12.28	$25.63	$4.32
AISC per ounce sold	$30.31	$(2.09)	$(35.47)	$20.62	$28.32	$9.51
AISC per ounce sold (excluding NRV inventory adjustments)	$30.31	$(2.09)	$(35.47)	$20.62	$28.32	$9.51

SILVER SEGMENT	Three months ended December 31, 2024
	La Colorada	Cerro Moro	Huaron	San Vicente	Consolidated Silver Segment
Production Costs	$34	$44	$33	$7	$118
NRV inventory adjustments	—	—	—	—	—
On-site direct operating costs	34	44	33	7	118
Royalties	3	8	—	7	18
Smelting, refining & direct selling costs	3	2	4	—	9
Cash Costs before by-product credits	39	54	37	15	145
Silver segment by-product credits	(16)	(48)	(26)	(1)	(92)
Cash Costs	$23	$6	$11	$14	$54

NRV inventory adjustments	—	—	—	—	—
Sustaining capital	12	3	6	1	21
Exploration and project development	—	—	—	—	—
Reclamation accretion	—	1	—	—	1
All-in sustaining costs	$35	$10	$17	$14	$75

Silver segment silver ounces sold (Moz)	1.55	0.81	0.82	0.62	3.80

Cash cost per ounce sold	$14.98	$7.40	$12.94	$21.89	$14.06
AISC per ounce sold	$22.29	$12.16	$20.17	$23.02	$19.80
AISC per ounce sold (excluding NRV inventory adjustments)	$22.48	$12.16	$20.17	$23.02	$19.88
(1)Pan American's 44.0% interest in the mine.
(2)Pan American's 95.0% interest in the mine.

PAN AMERICAN SILVER CORP.	34

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

SILVER SEGMENT	Year ended December 31, 2025
	La Colorada	Juanicipio(1)	Cerro Moro	Huaron	San Vicente(2)	Consolidated Silver Segment
Production Costs	$137	$25	$228	$130	$52	$571
NRV inventory adjustments	—	—	—	—	—	—
On-site direct operating costs	137	25	228	130	52	571
Royalties	32	1	17	—	33	83
Smelting, refining & direct selling costs	11	3	2	4	(2)	19
Cash Costs before by-product credits	179	29	246	135	84	673
Silver segment by-product credits	(53)	(45)	(303)	(96)	(33)	(530)
Cash Costs	$126	$(16)	$(57)	$39	$51	$143

NRV inventory adjustments	—	—	—	—	—	—
Sustaining capital	19	9	17	24	5	73
Exploration and project development	—	—	—	—	—	—
Reclamation accretion	—	—	3	1	—	5
All-in sustaining costs	$145	$(6)	$(37)	$64	$56	$222

Silver segment Attributable silver ounces sold (Moz)	5.85	1.98	2.63	2.97	2.57	16.00

Cash cost per ounce sold	$21.55	$(7.83)	$(21.69)	$13.07	$19.82	$8.96
AISC per ounce sold	$24.85	$(3.18)	$(14.04)	$21.55	$21.77	$13.88
AISC per ounce sold (excluding NRV inventory adjustments)	$24.85	$(3.18)	$(14.04)	$21.55	$21.77	$13.88

SILVER SEGMENT	Year ended December 31, 2024
	La Colorada	Cerro Moro	Huaron	San Vicente	Consolidated Silver Segment
Production Costs	$114	$184	$111	$41	$450
NRV inventory adjustments	4	—	—	—	4
On-site direct operating costs	117	184	111	41	454
Royalties	5	13	—	23	40
Smelting, refining & direct selling costs	8	5	15	3	31
Cash Costs before by-product credits	130	201	126	67	524
Silver segment by-product credits	(42)	(172)	(98)	(23)	(336)
Cash Costs	$88	$29	$27	$44	$189

NRV inventory adjustments	(4)	—	—	—	(4)
Sustaining capital	24	12	17	5	58
Exploration and project development	—	—	—	—	—
Reclamation accretion	1	2	1	—	3
All-in sustaining costs	$109	$43	$45	$50	$247

Silver segment silver ounces sold (Moz)	4.37	3.04	3.10	2.71	13.22

Cash cost per ounce sold	$20.16	$9.57	$8.84	$16.40	$14.30
AISC per ounce sold	$24.95	$14.13	$14.64	$18.38	$18.70
AISC per ounce sold (excluding NRV inventory adjustments)	$25.81	$14.13	$14.64	$18.38	$18.98
(1)Pan American's 44.0% interest in the mine.
(2)Pan American's 95.0% interest in the mine.

PAN AMERICAN SILVER CORP.	35

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Gold Segment Cash Costs and AISC by mine:

GOLD SEGMENT	Three months ended December 31, 2025
	Jacobina	El Peñon	Timmins	Shahuindo	Minera Florida	Dolores	Consolidated Gold Segment
Production Costs	$55	$75	$53	$46	$44	$14	$286
Restructuring and end-of-life severance accruals and payments	—	—	—	—	—	(1)	(1)
NRV inventory adjustments	—	—	—	—	—	9	9
On-site direct operating costs	55	75	53	46	44	22	294
Royalties	3	—	4	—	1	2	9
Smelting, refining & direct selling costs	1	—	—	—	—	—	1
Cash Costs before by-product credits	59	75	56	46	44	24	304
Gold segment by-product credits	—	(66)	—	(3)	(8)	(9)	(87)
Cash Costs	$59	$8	$56	$43	$36	$15	$217

NRV inventory adjustments	—	—	—	—	—	(9)	(9)
Sustaining capital	10	15	10	19	8	—	62
Exploration and project development	—	—	—	—	—	—	—
Reclamation accretion	—	—	—	1	1	2	4
All-in sustaining costs	$69	$24	$66	$62	$45	$7	$274

Gold segment gold ounces sold (koz)	49.8	33.3	25.2	33.9	16.6	7.7	166.6

Cash cost per ounce sold	$1,175	$254	$2,234	$1,263	$2,192	$1,895	$1,304
AISC per ounce sold	$1,383	$722	$2,634	$1,829	$2,718	$938	$1,643
AISC per ounce sold (excluding NRV inventory adjustments)	$1,383	$722	$2,634	$1,829	$2,718	$2,148	$1,699

GOLD SEGMENT	Three months ended December 31, 2024
	Jacobina	El Peñon	Timmins	Shahuindo	La Arena	Minera Florida	Dolores	Consolidated Gold Segment
Production Costs	$51	$57	$45	$37	$27	$43	$37	$298
Restructuring and end-of-life severance accruals and payments	—	—	—	—	—	—	—	—
NRV inventory adjustments	—	—	—	—	—	1	11	12
On-site direct operating costs	51	57	45	37	27	45	48	310
Royalties	2	—	2	—	—	—	2	7
Smelting, refining & direct selling costs	—	1	—	—	—	—	—	1
Cash Costs before by-product credits	53	58	48	37	27	45	50	318
Gold segment by-product credits	—	(34)	—	(2)	—	(12)	(15)	(63)
Cash Costs	$53	$23	$48	$35	$27	$33	$35	$255

NRV inventory adjustments	—	—	—	—	—	(1)	(11)	(12)
Sustaining capital	11	8	13	14	4	6	—	57
Exploration and project development	—	—	—	—	—	—	—	—
Reclamation accretion	1	—	—	1	1	1	2	5
All-in sustaining costs	$65	$32	$61	$50	$32	$38	$27	$305

Gold segment gold ounces sold (koz)	54.3	29.6	28.0	35.1	19.0	21.2	21.2	208.5

Cash cost per ounce sold	$983	$791	$1,700	$1,008	$1,419	$1,551	$1,666	$1,223
AISC per ounce sold	$1,194	$1,089	$2,182	$1,435	$1,658	$1,776	$1,291	$1,463
AISC per ounce sold (excluding NRV inventory adjustments)	$1,194	$1,089	$2,182	$1,435	$1,658	$1,840	$1,790	$1,521

PAN AMERICAN SILVER CORP.	36

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

GOLD SEGMENT	Year ended December 31, 2025
	Jacobina	El Peñon	Timmins	Shahuindo	Minera Florida	Dolores	Consolidated Gold Segment
Production Costs	$197	$260	$205	$168	$174	$51	$1,054
Restructuring and end-of-life severance accruals and payments						(5)	(5)
NRV inventory adjustments	—	—	—	—	—	20	20
On-site direct operating costs	197	260	205	168	174	66	1,069
Royalties	10	—	11	—	2	7	29
Smelting, refining & direct selling costs	1	1	—	—	—	—	2
Cash Costs before by-product credits	208	261	216	168	176	73	1,101
Gold segment by-product credits	—	(171)	(1)	(11)	(33)	(40)	(256)
Cash Costs	$207	$89	$215	$157	$143	$33	$845

NRV inventory adjustments	—	—	—	—	—	(20)	(20)
Sustaining capital	39	44	42	57	27	—	210
Exploration and project development	—	—	—	—	—	—	—
Reclamation accretion	1	1	—	3	3	8	16
All-in sustaining costs	$248	$135	$257	$217	$173	$21	$1,051

Gold segment gold ounces sold (koz)	190.0	122.2	105.3	134.6	68.1	40.9	661.1

Cash cost per ounce sold	$1,091	$731	$2,040	$1,169	$2,096	$819	$1,278
AISC per ounce sold	$1,306	$1,104	$2,443	$1,614	$2,537	$516	$1,590
AISC per ounce sold (excluding NRV inventory adjustments)	$1,306	$1,104	$2,443	$1,614	$2,537	$1,012	$1,621

GOLD SEGMENT	Year ended December 31, 2024
	Jacobina	El Peñon	Timmins	Shahuindo	La Arena	Minera Florida	Dolores	Consolidated Gold Segment
Production Costs	$185	$217	$197	$141	$112	$154	$178	$1,184
Restructuring and end-of-life severance accruals and payments	—	—	—	—	—	—	(7)	(7)
NRV inventory adjustments	—	—	—	—	—	1	(26)	(24)
On-site direct operating costs	185	217	197	141	112	155	146	1,153
Royalties	7	—	8	—	—	1	8	25
Smelting, refining & direct selling costs	1	3	—	—	—	1	—	4
Cash Costs before by-product credits	193	220	205	141	112	157	154	1,182
Gold segment by-product credits	—	(106)	—	(7)	(1)	(32)	(50)	(197)
Cash Costs	$193	$113	$205	$134	$111	$125	$103	$985

NRV inventory adjustments	—	—	—	—	—	(1)	26	24
Sustaining capital	50	37	43	51	17	22	1	221
Exploration and project development	—	—	—	—	—	—	—	—
Reclamation accretion	2	2	—	3	5	2	9	23
All-in sustaining costs	$245	$152	$248	$188	$133	$148	$138	$1,252

Gold segment gold ounces sold (koz)	199.3	122.1	122.8	137.3	81.6	81.0	74.4	818.4

Cash cost per ounce sold	$969	$929	$1,670	$976	$1,360	$1,542	$1,388	$1,203
AISC per ounce sold	$1,230	$1,244	$2,023	$1,371	$1,627	$1,825	$1,861	$1,530
AISC per ounce sold (excluding NRV inventory adjustments)	$1,230	$1,244	$2,023	$1,371	$1,627	$1,839	$1,518	$1,501

PAN AMERICAN SILVER CORP.	37

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Adjusted Earnings
Adjusted earnings and basic adjusted earnings per share are non-GAAP measures that the Company considers to better reflect normalized earnings because it eliminates items that in Management's judgment are subject to volatility as a result of factors that are unrelated to operations in the period, and/or relate to items that will settle in future periods. Certain items that become applicable in a period may be adjusted for, with the Company retroactively presenting comparable periods with an adjustment for such items and conversely, items no longer applicable may be removed from the calculation. The Company adjusts certain items in the periods that they occurred, but does not reverse or otherwise unwind the effect of such items in future periods. Neither adjusted earnings nor basic adjusted earnings per share have any standardized meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.
The following table shows a reconciliation of adjusted earnings for the years ended December 31, 2025 and 2024, to the net earnings for each period.

	Three months ended December 31,		Year ended December 31,
(In millions of USD, except as noted)	2025	2024	2025	2024
Net earnings attributable to equity holders of the Company for the period	$452	$108	$978	$112
Adjust for:
Losses (gains) from sale of subsidiaries, mineral properties, plant and equipment	7	(140)	29	(136)
Unrealized foreign exchange losses (gains)	8	(6)	23	(21)
Net realizable value heap inventory (recovery) expense	—	54	(1)	117
Asset retirement obligation adjustments for non-operating properties and mines in closure	47	54	49	54
Severance provisions	—	—	5	7
Litigation provisions	2	—	5	3
Unrealized fair value adjustments to financial instruments(1)	(38)	20	(75)	34
Other	3	—	9	—
Tax settlements related to prior years' income taxes	—	—	—	47
Effect of taxes on adjusting items	(1)	12	1	(1)
Effect of foreign exchange on taxes	(10)	26	(64)	71
Total adjustments	$18	$20	$(19)	$175
Adjusted earnings for the period	$470	$128	$959	$287
Weighted average shares for the period	422.0	363.0	377.7	363.4
Adjusted earnings per share for the period	$1.11	$0.35	$2.54	$0.79
(1)Excludes adjustments to trade receivables from provisional concentrates sales.

PAN AMERICAN SILVER CORP.	38

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Attributable Revenue
Attributable revenue is a non-GAAP measure calculated as revenue from operations that the Company has a 100% ownership interest in, plus the Company's ownership share of revenues from Juanicipio and the San Vicente mine. Attributable revenue does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate the total sales of the Company.
The following table shows a reconciliation of Attributable revenue for the three months and years ended December 31, 2025 and 2024, to revenue for each period.

	Three months ended December 31,		Year ended December 31,
(In millions of USD, except as noted)	2025	2024	2025	2024
Revenue(1)	$1,179	$815	$3,619	$2,819
Attributable revenue from Juanicipio(2)	132	—	164	—
Non-controlling revenue from San Vicente(3)	(2)	(1)	(7)	(5)
Attributable revenue	$1,309	$814	$3,776	$2,814
(1)As presented on the consolidated statements of earnings.
(2)Juanicipio's revenue for Pan American's 44.0% interest in the mine as presented in the 2025 Annual Financial Statements under Note 13 "Investment in Juanicipio".
(3)Revenue for Pan American's non-controlling 5.0% interest in the San Vicente mine.
Attributable Cash Flow from Operations & Attributable Free Cash Flow
Attributable cash flow from operations is calculated as Cash flow from operations plus Attributable cash flow from operations from Juanicipio less cash flow from operations applicable to non-controlling interests. Attributable free cash flow is calculated as Attributable cash flow from operations less sustaining capital. Attributable cash flow from operations and Attributable free cash flow do not have any standardized meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Pan American and certain investors use this information to evaluate the profitability of Pan American and identify capital that may be available for investment or return to shareholders.
The following table shows a reconciliation of Attributable cash flow from operations and Attributable free cash flow for the three months and years ended December 31, 2025 and 2024, to Cash flow from operations for each period.

	Three months ended December 31,		Year ended December 31,
(In millions of USD, except as noted)	2025	2024	2025	2024
Cash flow from operations(1)	$554	$275	$1,333	$724
Attributable cash flow from operations from Juanicipio(2)	90	—	106	—
Cash flow from operations attributable to non-controlling interests(3)	(2)	(1)	(4)	(2)
Attributable cash flow from operations	$642	$274	$1,435	$722
Sustaining capital(4)	(89)	(78)	(284)	(279)
Attributable free cash flow	$553	$196	$1,151	$443
(1)As presented on the consolidated statements of cash flows.
(2)Juanicipio's Cash flow from operations for Pan American's 44.0% interest in the mine as presented in the 2025 Annual Financial Statements under Note 13 "Investment in Juanicipio".
(3)Cash flow from operations for Pan American's non-controlling 5.0% interest in the San Vicente mine.
(4)As included in the AISC reconciliation of payments for mineral properties, plant and equipment and sustaining capital, inclusive of Pan American's 44.0% interest in the Juanicipio mine, and reduced for Pan American's non-controlling 5.0% interest in the San Vicente mine.

PAN AMERICAN SILVER CORP.	39

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Total Debt
Total debt is a non-GAAP measure calculated as the total current and non-current portions of debt and lease obligations. Total debt does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate the financial debt leverage of the Company.
Capital
Capital is a non-GAAP measure and is calculated as total equity plus total debt less cash and cash equivalents and short-term investments. Capital does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate the enterprise value of the Company.
Working Capital
Working capital is a non-GAAP measure calculated as current assets less current liabilities. Working capital does not have any standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. The Company and certain investors use this information to evaluate whether the Company is able to meet its current obligations using its current assets.
RISKS AND UNCERTAINTIES

The Company is exposed to many risks in conducting its business, including but not limited to: metal price risk as the Company derives its revenue from the sale of silver, gold, zinc, lead, and copper; trading and credit risk in the normal course of dealing with other companies; foreign exchange risk as the Company reports its financial statements in USD whereas the Company operates in jurisdictions that utilize other currencies; risks relating to cyber security; the inherent risk of uncertainties in estimating mineral reserves and mineral resources; political, economic and social risks related to conducting business in jurisdictions such as Canada, Peru, Mexico, Argentina, Bolivia, Chile, Brazil and Guatemala; environmental risks; risks related to its relations with employees and local communities where we operate; and non-managed investment risk related to the Company's 44% interest in Juanicipio. Certain of these risks, and additional risks and uncertainties, are described below, and are more fully described in Pan American’s Annual Information Form dated February 18, 2026 (available on SEDAR+ at www.sedarplus.ca) and Form 40-F filed with the SEC, and in the Financial Instruments section of the 2025 Annual Financial Statements. Readers are encouraged to refer to these documents for a more detailed description of some of the risks and uncertainties inherent to Pan American’s business.
Financial Risk Exposure
The Company is exposed to financial risks, including metal price risk, credit risk, interest rate risk, foreign currency exchange rate risk, and liquidity risk. The Company's exposures and management of each of those risks is described in the 2025 Annual Financial Statements under Note 9 "Financial Instruments", along with the financial statement classification, the significant assumptions made in determining the fair value, and amounts of income, expenses, gains and losses associated with financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. There were no significant changes to those risks or to the Company's management of exposure to those risks during the year ended December 31, 2025.
The following provides a description of the risks related to financial instruments and how Management manages these risks:
Price Risk
The majority of our revenue is derived from the sale of silver, gold, zinc, lead and copper, and therefore fluctuations in the price of these metals significantly affect our operations and profitability. Our sales are directly

PAN AMERICAN SILVER CORP.	40

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
dependent on metal prices, and metal prices have historically shown significant volatility and are beyond our control. The Board of Directors continually assesses Pan American’s strategy towards our metal exposure, depending on market conditions. The table below illustrates the effect of changes in silver and gold prices on anticipated revenues for 2026, expressed in percentage terms. This analysis assumes that quantities of silver and gold produced and sold remain constant under all price scenarios presented.
2026 Revenue Metal Price Sensitivity

Silver Price	Gold Price
		$3,400	$3,800	$4,200	$4,600	$5,000	$5,400	$5,800
	$40.00	75%	81%	88%	94%	100%	107%	113%
	$55.00	81%	88%	94%	100%	107%	113%	119%
	$70.00	87%	94%	100%	106%	113%	119%	125%
	$85.00	93%	100%	106%	112%	119%	125%	132%
	$100.00	99%	106%	112%	118%	125%	131%	138%
	$115.00	105%	112%	118%	125%	131%	137%	144%
	$130.00	112%	118%	124%	131%	137%	143%	150%
Since gold revenue is treated as a by-product credit for purposes of calculating Silver Segment AISC per ounce of silver sold, and silver revenue is treated as a by-product credit for purposes of calculating Gold Segment AISC per ounce of gold sold, these non-GAAP measures are highly sensitive to metal prices. Additionally, Silver Segment and Gold Segment AISC are impacted by royalties, smelting and refining costs and other participatory charges in production costs, including workers' participation, which are driven by changes in metal prices. The tables below illustrate this point by plotting the expected 2026 Silver Segment AISC per silver ounce and Gold Segment AISC per gold ounce against various price assumptions for silver and gold, expressed in percentage terms:
2026 Silver Segment AISC Metal Price Sensitivity

Silver Price	Gold Price
		$3,400	$3,800	$4,200	$4,600	$5,000	$5,400	$5,800
	$40.00	99%	87%	74%	61%	48%	36%	23%
	$55.00	112%	99%	86%	74%	61%	48%	36%
	$70.00	125%	113%	100%	87%	75%	62%	49%
	$85.00	139%	126%	114%	101%	88%	75%	63%
	$100.00	153%	140%	127%	115%	102%	89%	76%
	$115.00	166%	154%	141%	128%	115%	103%	90%
	$130.00	180%	167%	154%	142%	129%	116%	104%
2026 Gold Segment AISC Metal Price Sensitivity

Gold Price	Silver Price
		$40.00	$55.00	$70.00	$85.00	$100.00	$115.00	$130.00
	$3,400	113%	106%	99%	93%	86%	79%	72%
	$3,800	113%	107%	100%	93%	86%	79%	72%
	$4,200	114%	107%	100%	93%	86%	79%	73%
	$4,600	114%	107%	100%	93%	87%	80%	73%
	$5,000	114%	107%	101%	94%	87%	80%	73%
	$5,400	115%	108%	101%	94%	87%	80%	73%
	$5,800	115%	108%	101%	94%	87%	81%	74%
The price of silver, gold and other metals are affected by numerous factors beyond our control, including:
•global and regional levels of supply and demand;
•sales by government holders and other third parties;
•metal stock levels maintained by producers and others;

PAN AMERICAN SILVER CORP.	41

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
•increased production due to new mine developments and improved mining and production methods;
•speculative activities;
•inventory carrying costs;
•availability, demand and costs of metal substitutes;
•international economic and political conditions;
•interest rates, inflation and currency values;
•geopolitical tensions, regional conflicts, terrorism and wars;
•the emergence of cryptocurrencies as a store of value and hedge against inflation in competition with precious metals;
•increased demand for silver, gold, or other metals for new technologies; and
•reduced demand resulting from obsolescence of technologies and processes utilizing silver, gold, and other metals.
In addition to general global economic conditions that can have a significant impact on our business in many ways, declining market prices for metals could materially adversely affect our operations and profitability. A decrease in the market price of silver, gold and other metals could affect the commercial viability of our mines and production at some of our mining properties. Lower prices could also adversely affect future exploration and our ability to develop mineral properties and mines, including the development of capital-intensive projects such as the La Colorada Skarn project, all of which would have a material adverse impact on our financial condition, results of operations and future prospects. There can be no assurance that the market prices for silver, gold and other metals will remain at levels sufficient to sustain long-term profitability.
If market prices of gold and silver remain below levels used in Pan American’s impairment testing and reserve prices for an extended period of time, Pan American may need to reassess its long-term price assumptions, and a significant decrease in the long-term price assumptions would be an indicator of potential impairment, requiring Pan American to perform an impairment assessment on related assets. Due to the sensitivity of the recoverable amounts to long term metal prices, as well as to other factors including changes to mine plans and cost escalations, any significant change in these key assumptions and inputs could result in impairment charges in future periods.
The Board of Directors continually assesses Pan American’s strategy towards our base metal exposure, depending on market conditions. From time to time, we mitigate the market price risk associated with our base metal production by committing some of our forecast base metal production to forward sales and options contracts. However, decisions relating to hedging may have material adverse effects on our financial performance, financial position, and results of operations.
The Company did not have any base metal or diesel contracts outstanding during the years ended December 31, 2025 or 2024.
We take the view that our precious metals production should not be hedged, thereby allowing the maximum exposure to precious metal prices. However, in extreme circumstances, the Board of Directors may make exceptions to this approach. Such decisions could have material adverse effects upon our financial performance, financial position, and results of operations.
Credit Risk
Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s trade receivables and cash and cash equivalents. The carrying value of trade receivables and cash and cash equivalents represents the maximum credit exposure.
The zinc, lead, copper, and silver concentrates produced by the Company are sold through supply arrangements to metal traders or integrated mining and smelting companies. The terms of the concentrate contracts may require

PAN AMERICAN SILVER CORP.	42

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
us to deliver concentrate that has a value greater than the payment received at the time of delivery, thereby introducing us to credit risk of the buyers of our concentrates. Should any of these counterparties not honour supply arrangements, or should any of them become insolvent, we may incur losses for products already shipped and be forced to sell our concentrates in the spot market or we may not have a market for our concentrates and therefore our future operating results may be materially adversely impacted.
As at December 31, 2025, we had receivable balances associated with buyers of our concentrates of $112 million (December 31, 2024 - $31 million). The vast majority of our concentrate is sold to a limited number of concentrate buyers.
Doré production is refined under agreements with fixed refining terms at seven separate refineries worldwide. The Company generally retains the title to the precious metals throughout the process of refining and therefore is exposed to the risk that the refineries will not be able to perform in accordance with the refining contract and that the Company may not be able to fully recover precious metals in such circumstances. As at December 31, 2025, we had approximately $41 million (December 31, 2024 - $69 million) contained in precious metal inventory at refineries. The Company maintains insurance coverage against the loss of precious metals at the Company’s mine sites, and in-transit to refineries. Risk is transferred to the refineries at various stages from mine site to refinery.
Refined silver and gold are sold in the spot market to various bullion traders and banks. Credit risk may arise from these activities if we are not paid for metal at the time it is delivered, as required by spot sale contracts.
The Company maintains trading facilities with several banks and bullion dealers for the purpose of transacting the Company’s metal sales. None of these facilities are subject to margin arrangements. The Company’s trading activities can expose the Company to the credit risk of its counterparties to the extent that the trading positions have a positive mark-to-market value.
Supplier advances for products and services yet to be provided are a common practice in some jurisdictions in which we operate. These advances represent a credit risk to us to the extent that suppliers do not deliver products or perform services as expected. As at December 31, 2025, we had made $8 million of supplier advances (December 31, 2024 - $7 million), which are reflected in "Trade and other receivables" in the 2025 Annual Financial Statements.
Management constantly monitors and assesses the credit risk resulting from its refining arrangements, concentrate sales and commodity contracts with its refiners, supplier advances, trading counterparties and customers. Furthermore, Management carefully considers credit risk when allocating prospective sales and refining business to counterparties. In making allocation decisions, Management attempts to avoid unacceptable concentration of credit risk to any single counterparty.
From time to time, we may invest in equity securities of other companies. Just as investing in Pan American is inherent with risks such as those set out in this MD&A, by investing in other companies we will be exposed to the risks associated with owning equity securities and those risks inherent in the investee companies.
The Company invests its cash and cash equivalents, which also has credit risk, with the objective of maintaining safety of principal and providing adequate liquidity to meet all current payment obligations. The Company's cash and cash equivalents are held with reputable, highly rated financial institutions, primarily within the United States and Canada. The cash and cash equivalents are diversified across multiple financial institutions and exposure is limited to 40% for any single financial institution, in accordance with the Company's cash management policy.
Foreign currency exchange rate risk
We report our financial statements in USD; however, we operate in jurisdictions that utilize other currencies. As a consequence, the financial results of our operations, as reported in USD, are subject to changes in the value of the USD relative to local currencies. Since our sales are denominated in USD and a portion of our operating costs and capital spending are in local currencies, we are negatively impacted by strengthening local currencies relative to the USD and positively impacted by the inverse. From time to time, we mitigate part of this currency exposure by accumulating local currencies, entering into contracts designed to fix or limit our exposure to changes in the value

PAN AMERICAN SILVER CORP.	43

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
of local currencies relative to the USD, or assuming liability positions to offset financial assets subject to currency risk.
Pan American held cash and short-term investments of $102 million in CAD, $1 million in ARS, $7 million in MXN, $6 million in BOB, $7 million in PEN, $4 million in BRL and $3 million in CLP, as at December 31, 2025.
At December 31, 2025, Pan American had the following outstanding positions on foreign currency exposure of purchases:

	USD Notional	Weighted Average USD Forward Rate	Expiry Dates
CAD Forward	$36	$1.40	January 2026 to December 2026
BRL Forward	$12	$6.95	January 2026 to December 2026
The Company recorded the following derivative gains and losses on currencies for the three months and year ended December 31, 2025 and 2024:

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Mexican peso (losses) gains	$—	$(2)	$3	$(3)
Canadian dollar (losses) gains	—	(5)	5	(6)
Chilean peso gains (losses)	1	(5)	6	(6)
Brazilian real gains (losses)	1	(7)	15	(10)
	$2	$(19)	$29	$(25)
The following tables illustrate the effect of changes in the exchange rate of CLP and CAD against the USD, and PEN and BRL against the USD, respectively, on anticipated production costs for 2026 expressed in percentage terms:
2026 Cost of Sales Exchange Rate Sensitivity

CLP/USD	CAD/USD
		$1.27	$1.31	$1.35	$1.39	$1.43	$1.47	$1.51
	$750	105%	105%	105%	104%	104%	104%	103%
	$800	104%	104%	103%	103%	103%	102%	102%
	$850	103%	103%	102%	102%	102%	101%	101%
	$900	102%	102%	101%	101%	101%	100%	100%
	$950	101%	101%	100%	100%	100%	99%	99%
	$1,000	100%	100%	100%	99%	99%	99%	98%
	$1,050	100%	99%	99%	98%	98%	98%	98%

PEN/USD	BRL/USD
		$4.00	$4.50	$5.00	$5.50	$6.00	$6.50	$7.00
	$2.85	105%	104%	103%	102%	101%	101%	100%
	$3.05	105%	103%	102%	101%	101%	100%	99%
	$3.25	104%	103%	102%	101%	100%	99%	99%
	$3.45	103%	102%	101%	100%	99%	99%	98%
	$3.65	103%	102%	100%	99%	99%	98%	98%
	$3.85	102%	101%	100%	99%	98%	98%	97%
	$4.05	102%	101%	99%	99%	98%	97%	97%
Our consolidated statements of financial position contain various monetary assets and liabilities, some of which are denominated in foreign currencies. Accounting convention dictates that these balances are translated at the

PAN AMERICAN SILVER CORP.	44

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
end of each period, with resulting adjustments being reflected as foreign exchange gains or losses on our consolidated statements of earnings, which may result in volatility in our earnings.
In addition to the foregoing, governmental restrictions and controls relating to exchange rates also impact our operations. In Argentina, for example, the government has at times established official exchange rates that were significantly different from the unofficial exchange rates more readily utilized locally to determine prices and value. Our investments in Argentina are primarily funded from outside of the country, and therefore conversion of foreign currencies, like USD, at the official exchange rate has had the effect of reducing purchasing power and substantially increasing relative costs in an already high inflationary market. Maintaining monetary assets in ARS also exposes us to the risks of ARS devaluation and high domestic inflation.
Interest rate risk is the risk that the fair values and future cash flows of the Company will fluctuate because of changes in market interest rates. As previously discussed in the “Liquidity and Financial Position” section of this MD&A, the borrowing costs under the Credit Facility are based on the Company's credit rating subject to pricing adjustments based on the Company's sustainability performance ratings and scores.
Credit Rating
There can be no assurance that the credit ratings and outlook assigned to the Company's debt securities or to the Company will remain in effect for any given period of time or that any such rating or outlook will not be revised downward or withdrawn entirely by a rating agency. Real or anticipated changes in credit ratings or outlook assigned to the Company’s debt securities will generally affect the market price of its debt securities. In addition, real or anticipated changes in its credit ratings may also affect the cost at which the Company can access the capital markets. If such ratings decline and its cost of accessing capital markets increases, the Company may not be able to fund proposed capital expenditures and other operations in the future.
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet our financial obligations as they come due. The volatility of the metals markets can impact our ability to forecast cash flow from operations.
We must maintain sufficient liquidity to meet our short-term business requirements, taking into account our anticipated cash flows from operations, our holdings of cash and cash equivalents, and committed loan facilities.
We manage our liquidity risk by continuously monitoring forecasted and actual cash flows. We have in place a rigorous reporting, planning and budgeting process to help determine the funds required to support our normal operating requirements on an ongoing basis and our expansion plans. We continually evaluate and review capital and operating expenditures in order to identify, decrease, and limit all non-essential expenditures.
We are required to use a portion of our cash flow to service principal and interest on debt, which will limit the cash flow available for other business opportunities. We also maintain and enter into intercompany credit arrangements with our subsidiaries in the normal course. Our ability to make scheduled principal payments, pay interest on or refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Unexpected delays in production, the suspension of our mining licenses, or other operational problems could impact our ability to service the debt and make necessary capital expenditures when the debt becomes due. If we are unable to generate such cash flow to timely repay any debt outstanding, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
While we have paid dividends to our shareholders for many years, the payment of dividends is impacted by our cash flow and liquidity situation. The payment of any future dividends is at the discretion of our Board of Directors after taking into account many factors, including availability of and sources of cash, future anticipated funding needs, our debt position, general and regional economic conditions, and expectations with respect to operational

PAN AMERICAN SILVER CORP.	45

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
matters such as anticipated metals production and metals prices. There can be no assurance that dividends will continue to be paid in the future or on the same terms as are currently paid by Pan American.
Foreign Operations and Political Risk
The Company holds mining and exploration properties in Peru, Mexico, Argentina, Bolivia, Brazil, Chile, Canada, the United States, and Guatemala, exposing it to the socioeconomic conditions, as well as the laws governing the mining industry in those countries. Inherent risks with conducting foreign operations include, but are not limited to: high rates of inflation; military repression; war or civil war; social and labour unrest; organized crime; hostage taking; terrorism; uncertain and evolving legal and regulatory environments; violent crime; extreme fluctuations in currency exchange rates; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies, including carbon taxes; restrictions on foreign exchange and repatriation; tariffs and countervailing duties imposed on cross-border trade; and changing political norms, currency controls and governmental regulations that favour or require the Company to award contracts in, employ citizens of, or purchase supplies from, a particular jurisdiction.
Changes, if any, in mining or investment policies or shifts in political priorities in any of the jurisdictions in which the Company operates may adversely affect the Company’s operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, importation of parts and supplies, income, carbon and other taxes, expropriation or restrictions on the ownership of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. For example, Argentina has in the past and continues to have many highly restrictive policies with respect to foreign investment, currency controls, taxation, import and export controls, and restrictions on the ownership and use of lands, including bans on mining and the use of cyanide in certain provinces and restrictions on the amount of lands that foreign entities, directly or indirectly, can have an ownership interest in. In some cases, this may result in the loss of properties or rights that are valuable or that might otherwise be beneficial or needed in connection with our operations.
As governments continue to struggle with deficits and concerns over the effects of depressed economies, the mining and metals sector has often been identified as a source of revenue. Taxation and royalties are often subject to change and are vulnerable to increases in both poor and good economic times, especially in many resource-rich countries. Tax authorities have also increased challenges to legitimate tax planning through applying general anti-avoidance rules (GAAR), or similar tax provisions, which are intended to deny tax benefits to tax payors that, although complying with a literal reading of the provisions of the tax rules, are allegedly not in compliance with the object, spirit or purpose of the legislation. Audits and inquiries have become more frequent and extensive, consuming significant management time and attention. The addition of new taxes, the re-interpretation of existing tax laws and regulations, and increasingly aggressive and sometimes groundless positions taken by tax authorities, specifically those aimed at mining companies, could have a significant impact on our operations and may have material direct affects on our profitability and our financial results. In some cases, if tax claims are resolved against that Company, these could also include significant interest and penalties. Such tax matters are increasingly being seen in the jurisdictions in which we operate.
On September 25, 2024, the Congress of Chile approved a tax reform bill which was subsequently approved by the Chilean Constitutional Court and became law on October 21, 2024. The legislation made changes to the country’s tax legislation and introduced new compliance rules, including modifying general anti-avoidance rules and establishing penalty interest rates. In addition, there was a Specific Mining Tax Bill enacted in May 2023 (the "Tax Bill"). The Tax Bill was effective January 1, 2024 and imposed a new mining royalty of 1% of ad valorem value on copper and lithium and removed the deduction of the mining tax previously allowed in calculating the mining tax payable. On March 26, 2025, Law No. 21,735 was published in the Official Gazette in Chile. This law restructured the pension financing system through an increase in the employer contribution rate, requiring an additional 7% contribution from employers, to be implemented gradually over a period of 9 years.
In December 2022, the Brazilian government introduced new transfer pricing rules that would see Brazil adopt the Organisation for Economic Co-operation and Development (“OECD”) arm's length principal for cross-border

PAN AMERICAN SILVER CORP.	46

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
transactions. These rules would align Brazil with OECD countries and pave the way for Brazil to join the OECD. The rules came into effect on January 1, 2024.
On May 9, 2023, a new law came into effect in Mexico that reformed various provisions of the mining law. The new reforms made significant changes to the mining law, including but not limited to: reducing mining license concession terms; restricting the granting of mining concessions requiring public auctions; imposing conditions on water use and availability; imposing regulations on mining concession transfers; imposing additional grounds for cancellation of mining concessions and further limitations on mining in protected areas; granting preferential rights to mining strategic minerals to state owned enterprises; imposing additional requirements for financial instruments to be provided to guarantee preventive, mitigation, and compensation measures resulting from the social impact assessment, as well as potential damages that may occur during mining activities; and potentially requiring Indigenous Peoples’ (ILO 169) consultation. These changes to the mining law have had, and are expected to have in the future, impacts on our exploration activities and operations in Mexico, the full extent of which is yet to be determined but which could be material. Additional constitutional reforms were presented in February 2024, including further restrictions on water use, the granting of future concessions for open pit mining, and increased public consultation requirements. Other than certain laws with respect to water use enacted in December 2025, the February 2024 reforms are not law and would still need to pass through a legislative process for amendment of the Constitution of Mexico and will likely face legal challenges if they do. While many of the May 2023 mining law reforms have still not been implemented and have been challenged by many mining companies, as well as Congress, on constitutional grounds, in June 2025 the Supreme Court determined that legislative procedural violations cannot be challenged by private parties, which has limited the lower courts’ ability to rule favourably on certain procedural challenges in the Amparos. Furthermore, the Supreme Court clarified certain aspects of the 2023 mining law amendments and that the legal framework applicable to current concessions was constitutional, specifying which conditions will remain in effect despite the amendments, and which changes concession holders must address to continue their operations, including with respect to concession duration, the elimination of preferential rights for concession holders, and new water use and environmental regulations. In September 2024, the Mexican Congress also approved a sweeping judicial reform that will allow for the popular election of judges, including to Mexico’s Supreme Court. These changes are expected to further politicize the Mexican judicial system creating further uncertainty with respect to the application of Mexican laws.
Criminal activity and violence are also prevalent in some areas where we work. For example, violence in Mexico is well documented and has, over time, been increasing. Conflicts between the drug cartels and violent confrontations with authorities are not uncommon. Operations at our La Colorada mine were temporarily suspended in October 2023 due to security concerns at the mine site and surrounding area following an armed robbery of metal concentrates from the operation. Other criminal activity, such as kidnapping and extortion, is also an ongoing concern. Many incidents of crime and violence go unreported and efforts by police and other authorities to reduce criminal activity are challenged by a lack of resources, corruption and the pervasiveness of organized crime. Incidents of criminal activity have occasionally affected our employees and our contractors and their families, as well as the communities in the vicinity of our operations. Such incidents may prevent access to our mines or offices; halt or delay our operations and production; result in harm to employees, contractors, visitors or community members; increase employee absenteeism; create or increase tension in nearby communities; or otherwise adversely affect our ability to conduct business. We can provide no assurance that security incidents, in the future, will not have a material adverse effect on our operations.
Claims and Legal Proceedings
Pan American is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business activities. The nature, assessment and management of such claims are described in this section, and in Note 27 of the 2025 Annual Financial Statements. There were no significant changes to those risks or to the Company's management of exposure to those risks during the year ended December 31, 2025. These claims and legal proceedings include, among others, numerous individual labour and tax claims in Argentina and Brazil and exposures with respect to contractual indemnities, some of which could be significant. While many of these claims may not be considered material individually and, in some cases, may be settled for amounts much

PAN AMERICAN SILVER CORP.	47

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
less than the original amounts claimed, the aggregate amounts claimed against us, if successful, could be material.
In Peru, there are many claims from current or ex-employees, or employees of former or current owners of our operations such as the Quiruvilca-related claims in Peru, which could in the aggregate, be of significant value, and include alleged improper dismissals, workplace illnesses, such as silicosis, and claims for additional profit-sharing and bonuses in prior years. In some cases, we may also be subject to collective settlement obligations with our employees and contractors relating to closures of our operations, and such obligations may be significant.
In early May 2021, Pan American Silver Guatemala S.A. ("PAS Guatemala") and MEM were served with legal proceedings that were originated in the Constitutional Court of Guatemala by a small group of residents and landowners, or alleged residents and landowners, from the La Cuchilla community near the Escobal mine claiming that prior mining activities damaged their lands. Currently, operations at Escobal are suspended pending the completion of the government-led ILO 169 consultation process. Nevertheless, the action sought injunctive relief to prevent future mining activities at Escobal. The claims and related request for an injunction against both the MEM and against PAS Guatemala have subsequently been denied by the Constitutional Court. While we believe that these claims against PAS Guatemala were procedurally and substantively flawed and without merit, further proceedings of this nature that are intended to impact or prohibit future operations remain possible.
As reported in our most recently filed Annual Information Form, certain individuals have asserted community rights and land ownership over a portion of the La Colorada mine’s surface lands in the Agrarian Courts of Mexico. We successfully defended this proceeding, which was rejected and dismissed by the Agrarian Courts. This decision was then subject to a number of appeals in the Agrarian Appeal Court and Federal Circuit Courts, which appeals were finally concluded in June 2024 confirming the Agrarian court’s rejection of these claims to communal land rights and definitively confirming La Colorada’s legal ownership of these lands. These same individuals have also initiated a process before the Secretariat of Agrarian, Territorial and Urban Development (“SEDATU”) in Zacatecas to declare such lands as national property. In 2019, we filed an amparo against such process and obtained an injunction to protect its ownership of these surface rights pending the outcome of the amparo and a further review by SEDATU. Our challenge was dismissed in October 2021, primarily on the basis that no final declaration of national lands had yet been made by SEDATU that would affect our property rights. We appealed this dismissal, which was also rejected on the same procedural grounds. The matter is now before the national office of SEDATU for further consideration and we will continue to oppose the SEDATU process and the application for a declaration of national lands. While we believe that we hold proper title to the surface lands in question, if we are unable to maintain, or maintain access to, those surface rights, there could be material adverse impacts on the La Colorada mine’s future mining operations.
We may also be subject to proceedings in our commercial relationships. From time to time, we may also experience disputes relating to past transactions or which are related to entities or operations previously owned by the Company. While we would, where available and appropriate to do so, defend against any such allegations, if we are unsuccessful in our defense of these claims, we may be subject to significant losses.
Each of these matters is subject to various uncertainties and it is possible that some of these matters may be resolved unfavorably against us. We establish provisions for matters that are probable and can be reasonably estimated. We also carry liability insurance coverage, however, such insurance does not cover all risks to which we might be exposed and in other cases, may only partially cover losses incurred by us. In addition, we may be involved in disputes with other parties in the future that may result in litigation, which could have a material adverse effect on our financial or operating position, cash flow and results of operations.
Information and Cyber Security
The secure processing, maintenance, and transmission of information and data is critical to our business. Furthermore, we and our third-party service providers collect and store sensitive data in the ordinary course of our business, including personal information of our employees, as well as proprietary and confidential business information relating to ourselves and in some cases, our customers, suppliers, investors and other stakeholders. With the increasing dependence and interdependence on electronic data communication and storage, including the use of cloud-based services and personal devices, we are exposed to evolving technological risks relating to

PAN AMERICAN SILVER CORP.	48

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
this information and data. These risks include targeted attacks on our systems or on systems of third parties that we rely on, failure or non-availability of a key information technology systems, or a breach of security measures designed to protect our systems. While we employ security measures in respect of our information and data, including implementing systems to monitor and detect potential threats, the performance of periodic audits, and penetration testing, we cannot be certain that we will be successful in securing this information and data and there may be instances where we are exposed to malware, cyber-attacks or other unauthorized access or use of our information and data. Any data breach or other improper or unauthorized access or use of our information could have a material adverse effect on our business and could severely damage our reputation, compromise our network or systems and result in a loss or escape of sensitive information, a misappropriation of assets or incidents of fraud, disrupt our normal operations, and cause us to incur additional time and expense to remediate and improve our information systems.
Climate Change
There is significant evidence of the effects of climate change on our planet and an intensifying focus on addressing these issues. The Company recognizes that climate change is a global challenge that may have both favorable and adverse effects on our business in a range of possible ways. Mining and processing operations are energy intensive and result in a carbon footprint either directly or through the purchase of fossil-fuel based electricity. As such, the Company is impacted by current and emerging policy and regulation relating to greenhouse gas emission levels, energy efficiency, and reporting of climate change related risks. While some of the costs associated with reducing emissions may be offset by increased energy efficiency, technological innovation, or the increased demand for our metals as part of technological innovations, the current regulatory trend may result in additional transition costs at some of our operations. Governments are introducing climate change legislation and treaties at the international, national, and local levels, and regulations relating to emission levels and energy efficiency are evolving and becoming more rigorous. Current laws and regulatory requirements are not consistent across the jurisdictions in which we operate, and regulatory uncertainty is likely to result in additional complexity and cost in our compliance efforts. Public perception of mining is, in some respects, negative and there is increasing pressure to curtail mining in many jurisdictions as a result, in part, of perceived adverse effects of mining on the environment and on local communities.
Concerns around climate change may also affect the market price of our shares as institutional investors and others may divest interests in industries that are thought to have more environmental impacts. While we are committed to operating responsibly and reducing the negative effects of our operations on the environment, our ability to reduce emissions, energy and water usage by increasing efficiency and by adopting new innovation is constrained by technological advancement, operational factors and economics. Adoption of new technologies, the use of renewable energy, and infrastructure and operational changes necessary to reduce water usage may also increase our costs significantly. Concerns over climate change, and our ability to respond to regulatory requirements and societal expectations, may have significant impacts on our operations and on our reputation, and may even result in reduced demand for our products.
The physical risks of climate change could also adversely impact our operations. These risks include, among other things, extreme weather events, resource shortages, changes in rainfall and in storm patterns and intensities, water shortages, changing sea levels and extreme temperatures. Climate-related events such as mudslides, floods, droughts and fires can have significant impacts, directly and indirectly, on our operations and could result in damage to our facilities, disruptions in accessing our sites with labour and essential materials or in shipping products from our mines, risks to the safety and security of our personnel and to communities, shortages of required supplies such as fuel and chemicals, inability to source enough water to supply our operations, and the temporary or permanent cessation of one or more of our operations. There is no assurance that we will be able to successfully anticipate, respond to, or manage the risks associated with physical climate change events and impacts, and this may result in material adverse consequences to our business and to our financial results.
There are increasing legal and regulatory requirements with respect to climate change and sustainability disclosure, including the European Union Commission Directive on Corporate Sustainability Reporting (“CSRD”).

PAN AMERICAN SILVER CORP.	49

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
The CSRD will result in a significant increase in the number of companies subject to the European Union sustainability reporting requirements and will require double materiality assessments, the setting of sustainability targets, requiring a significant increase in the amount of information to be disclosed, including containing forward-looking and retrospective information, an increased scope of value chain reporting, and mandatory limited assurance. The CSRD may impact one or more of our operation’s holding companies.
In addition, in June 2024, Bill C-59 became law and amended Canada’s Competition Act to introduce anti-greenwashing provisions that aim to enhance the accountability of businesses making net-zero and carbon reduction commitments, and other environmental and social claims. Reviewable conduct now includes unsubstantiated claims made to the public about the benefits of a product, business, or business activity related to protecting or restoring the environment, or mitigating the environmental, ecological, and social causes or effects of climate change. This legislation provides further powers to the Commissioner of Competition to conduct both criminal and civil investigations into false, misleading or unsubstantiated environmental or social claims and may result in unlimited fines and even prison sentences. In addition, this legislation provides rights to private parties to file complaints and bring civil actions against companies for damages, including obtaining protective orders.
Minority Interest Investment in Juanicipio
The Company became the minority shareholder in Juanicipio joint venture (the “Juanicipio JV”) in Mexico as a result of the MAG Acquisition in September 2025. The shareholders agreement and corporate by-laws governing the Juanicipio JV and joint venture entities provide Fresnillo with effective control over many activities and decision-making relating to the Juanicipio JV, subject to certain limited matters which require super-majority approval. As a minority shareholder and non-operator of Juanicipio, we are dependent on Fresnillo to manage and operate the affairs of the mine and the joint venture entities and to do so in compliance with the shareholders agreement, the by-laws of the corporate entities and in accordance with Mexican law. Additionally, as Fresnillo is primarily in control as the majority shareholder and operator of the mine, Fresnillo is responsible for many of the operational and financial matters that are the source of significant risk for mining operations, including matters relating to title and ownership of land and mineral rights, environmental compliance, permitting, production and technical decisions, health and safety, employee and labour matters, community relations, government relations, taxation, commercial relationships and arrangements, accounting and financial and operational performance results determination and reporting for the operation (such as production and production costs and other metrics), determination of mineral resources and mineral reserves, engineering and development, exploration, and most other aspects of mining and corporate activity, all of which could result in material financial, operational and reputational harm to the Company if not managed properly, even though we hold a minority interest and have limited control with respect to most of these matters. Further, Fresnillo has the ability to exert greater control over the budgeting process, as well as over the timing of cash calls, distributions, and other funding and financial matters, which could have significant negative impacts on the Company. The contractual and legal relationship between the joint venture shareholders also involves significant risks. Interpretation of, dissatisfaction with, or failures to comply with rights and responsibilities have the potential to result in disagreements or disputes between shareholders and could result in prolonged arbitration proceedings the outcome of which is uncertain. Such disagreements or disputes, if they were to occur, could have significant impacts on the operations and business of the Juanicipio mine, involve substantial costs and expense and management time, and result in material economic and financial harm to one or both shareholders, as well as long-term damage to the business relationship.
MATERIAL ACCOUNTING POLICY INFORMATION, STANDARDS AND JUDGEMENTS

In preparing financial statements in accordance with IFRS Accounting Standards, Management is required to make estimates and assumptions that affect the amounts reported in the 2025 Annual Financial Statements. These critical accounting estimates represent management estimates and judgments that are uncertain, and any changes in these could materially impact the Company’s financial statements. Management continuously reviews its estimates, judgements and assumptions using the most current information available. The significant judgements

PAN AMERICAN SILVER CORP.	50

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
and key sources of estimation uncertainty in the application of accounting policies are described in Note 5 and Note 6 of the 2025 Annual Financial Statements, respectively.
Readers should also refer to Note 3 of the 2025 Annual Financial Statements, for the Company’s summary of significant accounting policies.
Changes in Accounting Standards
New and amended IFRS Accounting Standards that are effective for the current period
Amendment to IAS 21 - Lack of Exchangeability
Effective January 1, 2025, the Company adopted the Amendment to IAS 21 - Lack of Exchangeability. The amendments contain guidance to specify when a currency is exchangeable and how to determine the exchange rate when it is not, as well as associated disclosure requirements when it is concluded a currency is not exchangeable. The adoption of this amendment had no impact on its financial statements.
New and amended IFRS Accounting Standards not yet effective in the current period
Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted.
IFRS 18 - Presentation and Disclosure in Financial Statements
In April 2024, IFRS 18 - Presentation and Disclosure in Financial Statements ("IFRS 18") was released. IFRS 18 replaces IAS 1 - Presentation of Financial Statements ("IAS 1") while carrying forward many of the requirements in IAS 1. IFRS 18 introduces new requirements to:
i.present specified categories and defined subtotals in the statement of earnings,
ii.provide disclosures on management-defined performance measures in the notes to the financial statements,
iii.improve aggregation and disaggregation. Some of the requirements in IAS 1 are moved to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors and IFRS 7 Financial Instruments: Disclosures.
The IASB also made minor amendments to IAS 7 Statement of Cash Flows and IAS 33 Earnings per Share in connection with the new standard. IFRS 18 requires retrospective application with specific transition provisions. The Company is required to apply IFRS 18 for annual reporting periods beginning on or after January 1, 2027 with early adoption permitted. The Company is currently evaluating the impact of IFRS 18 on its financial statements.
Significant judgments
Readers should refer to Note 5 of the 2025 Annual Financial Statements that summarizes the significant judgments in applying accounting policies.
RELATED PARTY TRANSACTIONS

The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. Transactions with the Company's subsidiaries have been eliminated on consolidation. Transactions with Juanicipio are disclosed in Note 13 of the 2025 Annual Financial Statements. There were no other related party transactions for the years ended December 31, 2025 and 2024.

PAN AMERICAN SILVER CORP.	51

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
DISCLOSURE AND INTERNAL CONTROL PROCEDURES

The Company’s management is responsible for establishing and maintaining adequate disclosure controls and procedures (“DC&P”) and internal control over financial reporting (“ICFR”).
DC&P
Our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) are responsible for establishing and maintaining adequate DC&P. Under the supervision and with the participation of our CEO and CFO, we evaluated the effectiveness of the design and operation of our DC&P in accordance with requirements of National Instrument 52-109 of the Canadian Securities Commission and the Sarbanes Oxley Act of 2002 (as adopted by the SEC).
As of December 31, 2025, based on the evaluation, our CEO and CFO concluded that our DC&P were effective to ensure that information required to be disclosed by us in reports we file or submit is recorded, processed, summarized and reported within the time periods specified in securities legislation and is accumulated and communicated to our Management, including our CEO and CFO.
ICFR
Management of Pan American is responsible for establishing and maintaining adequate ICFR. Under the supervision and with the participation of our CEO and CFO, Management evaluated the effectiveness of our ICFR as of December 31, 2025 based upon the Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on Management's evaluation, our CEO and CFO concluded that our ICFR was effective as of December 31, 2025. Management reviewed the results of Management’s evaluation with the Audit Committee of the Board of Directors.
The effectiveness of the Company’s ICFR as of December 31, 2025 has been audited by Deloitte LLP, Independent Registered Public Accounting Firm, as stated in their report immediately preceding the Company’s 2025 Annual Financial Statements.
Changes in ICFR
There has been no change in the Company's ICFR during the three months and twelve months ended December 31, 2025 that materially affected, or is reasonably likely to materially affect, its ICFR.
Inherent limitations of controls and procedures
All internal control systems, no matter how well designed, have inherent limitations. As a result, even systems determined to be effective may not prevent or detect misstatements on a timely basis, as systems can provide only reasonable assurance that the objectives of the control system are met. In addition, projections of any evaluation of the effectiveness of ICFR to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may change.
TECHNICAL INFORMATION

Scientific and technical information contained in this MD&A has been reviewed and approved by Martin Wafforn, P.Eng., Senior Vice President Technical Services and Processing Optimization, Christopher Emerson, FAusIMM, Senior Vice President, Exploration and Geology and Christopher Wright, P.Geo., Vice President Mineral Resource Management, each of whom is a Qualified Persons, as the term is defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).
For more detailed information regarding Pan American’s material mineral properties, please refer to Pan American’s most recently filed Annual Information Form, filed at www.sedarplus.ca, or Pan American's most recent Form 40-F filed with the SEC.

PAN AMERICAN SILVER CORP.	52

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

MINERAL RESERVES AND MINERAL RESOURCES

Pan American Silver Corporation Mineral Reserves as of June 30, 2025(1)(2)
Property	Location	Classification	Tonnes (Mt)	Ag (g/t)	Contained Ag (Moz)	Au (g/t)	Contained Au (koz)	Cu (%)	Pb (%)	Zn (%)
Huaron	Peru	Proven	5.3	145	24.6			0.37	1.59	2.89
		Probable	3.6	138	16.1			0.33	1.62	2.77
La Colorada(3)	Mexico	Proven	3.4	300	33.2	0.21	23.3		1.24	2.17
		Probable	6.1	295	57.5	0.21	40.4		1.20	2.21
San Vicente (95%)(4)	Bolivia	Proven	0.8	312	7.6			0.32	0.29	3.81
		Probable	0.5	247	3.8			0.28	0.30	3.49
Escobal	Guatemala	Proven	2.5	486	39.5	0.42	34.2		1.02	1.75
		Probable	22.1	316	225.0	0.34	243.8		0.77	1.25
Cerro Moro	Argentina	Proven	0.3	223	2.1	9.94	92.2
		Probable	0.3	282	2.9	5.59	57.6
Total Silver Segment(5)			44.9	286	412.3	0.34	491.5	0.08	1.02	1.84
Shahuindo	Peru	Proven	36.8	8	9.5	0.50	594.9
		Probable	44.2	5	6.8	0.27	382.5
Timmins	Canada	Proven	5.0			2.79	450.8
		Probable	4.6			2.68	395.1
Jacobina	Brazil	Proven	19.2			1.74	1,069.3
		Probable	35.9			1.78	2,058.2
El Peñon	Chile	Proven	1.1	187	6.5	4.37	152.1
		Probable	4.0	120	15.6	3.65	473.5
Minera Florida	Chile	Proven	0.6	11	0.2	3.14	60.9			1.16
		Probable	2.0	21	1.4	3.21	210.0			0.93
Total Gold Segment(5)			153.5	8	40.1	1.18	5,847.2			0.99
Total Gold and Silver Segments(5)		Proven + Probable	198.4	71	452.3	0.99	6,338.7	0.02	0.23	0.43
(1)See table below entitled “Metal price assumptions used to estimate mineral reserves and resources as at June 30, 2025”.
(2)This table does not include mineral reserves resulting from Pan American's acquisition of MAG, including from Pan American's share of Juanicipio's mineral reserves of 44%.
(3)La Colorada Proven and Probable reserves include 1.6Mt at an average grade of 440 g/t Ag and 0.26 g/t Au containing 23.2 million ounces of silver and 13.7 thousand ounces of gold that are subject to a net profit share agreement with a third party.
(4)This information represents the portion of mineral reserves attributable to Pan American based on its ownership interest in the operating entity as indicated.
(5)Totals may not add up due to rounding. Total average grades of each metal are with respect to those mines that produce the metal.

PAN AMERICAN SILVER CORP.	53

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

Pan American Silver Corporation Measured and Indicated Mineral Resources as of June 30, 2025(1)(2)(3)(4)
Property	Location	Classification	Tonnes (Mt)	Ag (g/t)	Contained Ag (Moz)	Au (g/t)	Contained Au (koz)	Cu (%)	Pb (%)	Zn (%)
Huaron	Peru	Measured	1.6	120	6.1			0.31	0.95	1.92
		Indicated	2.8	112	10.1			0.21	1.15	2.15
La Colorada(5)	Mexico	Measured	0.4	229	3.0	0.12	1.6		0.91	1.55
		Indicated	2.6	144	11.8	0.35	28.7		0.68	1.14
La Colorada Skarn	Mexico	Indicated	265.4	36	308.7				1.37	2.85
Manantial Espejo	Argentina	Measured	0.3	164	1.7	2.40	24.7
		Indicated	1.0	149	4.9	2.79	91.5
San Vicente (95%)(6)	Bolivia	Measured	0.7	183	4.3			0.20	0.20	2.85
		Indicated	0.3	174	1.7			0.24	0.17	2.97
Navidad	Argentina	Measured	15.4	137	67.8			0.10	1.44
		Indicated	139.8	126	564.5			0.04	0.79
Escobal	Guatemala	Measured	2.3	251	18.6	0.23	16.7		0.31	0.59
		Indicated	14.2	201	91.6	0.20	93.0		0.38	0.66
Cerro Moro	Argentina	Measured	0.3	277	2.2	4.87	39.2
		Indicated	0.8	254	6.1	5.58	135.1
Total Silver Segment(7)			447.8	77	1,103.3	0.03	430.5	0.02	1.14	1.75
La Bolsa	Mexico	Measured	10.8	10	3.5	0.7	242.8
		Indicated	10.6	8	2.7	0.54	184.3
Shahuindo	Peru	Measured	9.3	6	1.7	0.34	100.5
		Indicated	7.0	6	1.4	0.36	81.5
Timmins	Canada	Measured	2.0			2.41	152.6
		Indicated	2.1			2.28	152.5
Jacobina	Brazil	Measured	39.4			1.71	2,170.8
		Indicated	53.7			1.65	2,851.0
El Peñon	Chile	Measured	1.0	138	4.5	3.79	124.4
		Indicated	3.8	91	11.0	2.69	326.6
Minera Florida	Chile	Measured	0.7	16	0.4	3.12	71.5			1.42
		Indicated	3.3	19	2.0	3.17	333.8			1.04
Lavra Velha	Brazil	Indicated	4.5			1.96	282.1
Whitney (84.26%)(6)	Canada	Measured	—			—	—
		Indicated	1.6			2.83	142.2
Gold River	Canada	Indicated	0.7			5.29	117.4
Marlhill	Canada	Indicated	0.4			4.52	57.4
Vogel	Canada	Indicated	0.5			3.6	60.7
Total Gold Segment(7)			151.3	6	27.3	1.53	7,452.0			0.03
Total Gold and Silver Segments(7)		Measured + Indicated	599.1	59	1,130.6	0.41	7,882.48	0.01	0.85	1.31
(1)See table below entitled “Metal price assumptions used to estimate mineral reserves and resources as at June 30, 2025”.
(2)Mineral resources are reported exclusive of mineral reserves.
(3)This table does not include mineral resources resulting from Pan American's acquisition of MAG, including from Pan American's share of Juanicipio's mineral resources of 44% and from the Larder Project.
(4)This table has been updated to reflect the completion of the sale of Pan American’s interest in La Pepa on September 22, 2025 and Pico Machay on December 24, 2025.
(5)La Colorada Measured and Indicated resources include 0.1 Mt at an average grade of 95 g/t Ag, and 0.17 g/t Au containing 0.2 million ounces of silver and 0.4 thousand ounces of gold that are subject to a net profit share agreement with a third party.
(6)This information represents the portion of mineral resources attributable to Pan American based on its ownership interest in the operating entity as indicated.
(7)Totals may not add up due to rounding. Total average grades of each metal are with respect to those mines that produce the metal.

PAN AMERICAN SILVER CORP.	54

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

Pan American Silver Corporation Inferred Mineral Resources as of June 30, 2025(1)(2)(3)(4)
Property	Location	Classification	Tonnes (Mt)	Ag (g/t)	Contained Ag (Moz)	Au (g/t)	Contained Au (koz)	Cu (%)	Pb (%)	Zn (%)
Huaron	Peru	Inferred	6.3	130	26.1			0.23	1.31	2.33
La Colorada(5)	Mexico	Inferred	15.3	297	146.5	0.27	131.6		1.93	3.39
La Colorada Skarn	Mexico	Inferred	61.7	30	58.6				0.95	2.55
Manantial Espejo	Argentina	Inferred	0.5	106	1.8	1.49	25.2
San Vicente (95%)(6)	Bolivia	Inferred	1.6	171	8.7			0.22	0.28	2.53
Cerro Moro	Argentina	Inferred	0.7	164	3.5	6.85	145.7
Navidad	Argentina	Inferred	45.9	81	119.4			0.02	0.57
Escobal	Guatemala	Inferred	1.9	180	10.7	0.90	53.7		0.22	0.42
Total Silver Segment(7)			133.8	87	375.2	0.08	356.2	0.02	0.92	1.71
La Bolsa	Mexico	Inferred	13.7	8	3.3	0.51	224.6
Shahuindo	Peru	Inferred	13.7	2	0.9	0.11	47.3
Timmins	Canada	Inferred	5.7			2.98	546.3
Jacobina	Brazil	Inferred	52.7			1.78	3,026.5
El Peñon	Chile	Inferred	18.4	39	23.1	1.15	676.4
Minera Florida	Chile	Inferred	5.7	16	2.9	2.85	520.0			0.71
Whitney (84.26%)(6)	Canada	Inferred	5.6			2.24	405.8
Arco Sul	Brazil	Inferred	6.2			3.08	614.2
Lavra Velha	Brazil	Inferred	4.7			1.56	238.0
Gold River	Canada	Inferred	5.3			6.06	1,027.4
Vogel	Canada	Inferred	1.2			3.52	135.4
Total Gold Segment(7)		Inferred	133.0	7	30.4	1.75	7,461.9			0.03
Total Gold and Silver Segments(7)		Inferred	266.8	47	405.6	0.91	7,818.1	0.01	0.46	0.87
(1)See table below entitled “Metal price assumptions used to estimate mineral reserves and resources as at June 30, 2025”.
(2)Mineral resources are reported exclusive of mineral reserves.
(3)This table does not include mineral resources resulting from Pan American's acquisition of MAG, including from Pan American's share of Juanicipio's mineral resources of 44% and from the Larder Project
(4)This table has been updated to reflect the completion of the sale of Pan American’s interest in La Pepa on September 22, 2025 and Pico Machay on December 24, 2025.
(5)La Colorada Inferred resources include 1.2 Mt at an average grade of 560 g/t Ag and 0.25 g/t Au containing 21.3 million ounces of silver and 9.5 thousand ounces of gold that are subject to a net profit share agreement with a third party.
(6)This information represents the portion of mineral resources attributable to Pan American based on its ownership interest in the operating entity as indicated.
(7)Totals may not add up due to rounding. Total average grades of each metal are with respect to those mines that produce the metal.

PAN AMERICAN SILVER CORP.	55

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)

Metal Price Assumptions Used to Estimate Mineral Reserves and Mineral Resources as of June 30, 2025
Property	Category	Ag US$/oz	Au US$/oz	Cu US$/t	Pb US$/t	Zn US$/t
Escobal	All Categories	20.00	1,300		2,204	2,424
La Colorada	Reserves	22.00	1,900		2,100	2,600
	Resources	24.00	2,050		2,200	2,800
La Colorada Skarn	Resources	22.00			2,200	2,800
Huaron	Reserves	22.00		8,000	2,100	2,600
	Resources	24.00		9,000	2,200	2,800
San Vicente	Reserves	22.00		8,000	2,100	2,600
	Resources	24.00		9,000	2,200	2,800
Cerro Moro	Reserves	28.00	2,500
	Resources	30.00	2,650
Navidad	All Categories	12.52			1,100
Manantial Espejo	Resources	22.00	1,700
Jacobina	Reserves		1,900
	Resources		2,050
Shahuindo	Reserves	22.00	1,900
	Resources	24.00	2,050
El Penon	Reserves	25.00	2,250
	Resources	27.00	2,400
Timmins	Reserves		2,250
	Resources		2,400
Whitney	Resources		2,400
Minera Florida	Reserves	25.00	2,250		2,100	2,600
	Resources	27.00	2,400		2,200	2,800
La Bolsa	All Categories	14.00	825
Lavra Velha	Resources		1,650
Vogel	Resources		2,250
Gold River	Resources		1,200
Marlhill	Resources		1,125
Arco Sur	Resources		1,250
General Notes Applicable to the Foregoing Tables:
All mineral reserves and mineral resources included in this MD&A have been estimated in accordance with the CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the "CIM Standards") and reported in accordance with NI 43-101. Reported mineral resources do not include amounts identified as mineral reserves. Mineral resources that are not mineral reserves have no demonstrated economic viability.
Pan American does not expect these mineral reserve and mineral resource estimates to be materially affected by metallurgical, environmental, permitting, legal, taxation, socio-economic, political, and marketing or other relevant issues.
See the Company's Annual Information Form dated February 18, 2026, available at www.sedarplus.ca for further information on the Company's material mineral properties, including information concerning associated quality assurance and quality control and data verification matters, the key assumptions, parameters and methods used by the Company to estimate mineral reserves and mineral resources, and for a detailed description of known legal, political, environmental, and other risks that could materially affect the Company's business and the potential development of the Company's mineral reserves and resources.
Quantities and grades of contained metal are shown before metallurgical recoveries.
Scientific and technical information contained in this MD&A has been reviewed and approved by Martin Wafforn, P.Eng., Senior Vice President Technical Services and Processing Optimization, Christopher Emerson, FAusIMM, Senior Vice President, Exploration and Geology, and Christopher Wright, P.Geo., Vice President Mineral Resource Management, each of whom are Qualified Persons, as the term is defined in NI 43-101.
Pan American Silver Corp. is authorized by The Association of Professional Engineers and Geoscientists of the Province of British Columbia to engage in Reserved Practice under Permit to Practice number 1001470.

PAN AMERICAN SILVER CORP.	56

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
Cautionary Note Regarding Forward-Looking Statements and Information
Certain of the statements and information in this MD&A constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian provincial securities laws relating to the Company and its operations. All statements, other than statements of historical fact, are forward-looking statements. When used in this MD&A, the words, “will”, “believes”, “expects”, “intents”, “plans”, “forecast”, “objective”, “guidance”, “outlook”, “potential”, “anticipated”, “budget”, and other similar words and expressions, identify forward-looking statements or information. These forward-looking statements or information relate to, among other things: future financial or operational performance and forecasts for 2026, including our estimated production of silver, gold and other metals forecasted, and for our estimated Cash Costs, AISC, capital and exploration, mine operation, general and administrative, care and maintenance expenditures; future anticipated prices for gold, silver and other metals and assumed foreign exchange rates; the payment of any future dividends; the duration and effect of the suspensions of operations of the Escobal mine, as well as the nature of and continuation of the constitutional court-mandated ILO 169 consultation process in Guatemala, and the timing and, if applicable, completion thereof; the ability of Pan American to successfully complete any capital projects, the expected economic or operational results derived from those projects, and the impacts of any such projects on Pan American; the evaluation of a potential phased approach to developing the La Colorada mine and Skarn project, and any anticipated benefits to be derived therefrom; the potential partnership for development of the Skarn project; the expected completion of an updated preliminary economic assessment for La Colorada, and the timing for the release of such assessment; the future results of our exploration activities; the anticipated completion of certain investments at Jacobina, and any anticipated benefits to be derived therefrom; anticipated mineral reserves and mineral resources; the costs associated with the Company's asset retirement obligations; and the Company’s plans and expectations for its properties and operations.
These forward-looking statements and information reflect the Company’s current views with respect to future events and are necessarily based upon a number of assumptions and estimates that, while considered reasonable by the Company, are inherently subject to significant operational, business, economic, competitive, political, regulatory, and social uncertainties and contingencies. These assumptions, some of which are described in the “Risks and Uncertainties” section of this MD&A, include: the impact of inflation and disruptions to the global, regional and local supply chains; tonnage of ore to be mined and processed; future anticipated prices for gold, silver and other metals and assumed foreign exchange rates; the timing and impact of planned capital expenditure projects, including anticipated sustaining, project, and exploration expenditures; the ongoing impact and timing of: the court-mandated ILO 169 consultation process in Guatemala; whether Pan American is able to maintain a strong financial condition and have sufficient capital, or have access to capital through the Credit Facility or otherwise, to sustain our business and operations; prices for energy inputs, labour, materials, supplies and services (including transportation); positive credit ratings; no labour-related disruptions at any of our operations; no unplanned delays or interruptions in scheduled production; all necessary permits, licenses and regulatory approvals for our operations are received in a timely manner; our ability to secure and maintain title and ownership to mineral properties and the surface rights necessary for our operations, including contractual rights from third parties and adjacent property owners; and our ability to comply with environmental, health and safety laws. The foregoing list of assumptions is not exhaustive.
The Company cautions the reader that forward-looking statements and information involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements or information contained in this MD&A and the Company has made assumptions and estimates based on or related to many of these factors. Such factors include, without limitation: fluctuations in silver, gold, and base metal prices; fluctuations in prices for energy inputs; fluctuations in currency markets; fluctuations in market interest rates; risks related to the technological and operational nature of the Company’s business; risks related to increased barriers to trade, including tariffs and duties; changes in national and local government, legislation, taxation, controls or regulations and political, judicial, legal or economic developments in Canada, the United States, Mexico, Peru, Argentina, Bolivia, Guatemala or other countries where the Company may carry on business, some of which might prevent or cause the suspension or discontinuation of mining activities, including the risk of expropriation related to certain of our operations, and risks related to: the constitutional court-mandated ILO 169 consultation process in Guatemala, risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected geological or structural formations, pressures, cave-ins and flooding); risks related to climate change; risks relating to the credit worthiness or financial condition of suppliers, refiners and other parties with whom the Company does business; inadequate insurance, or inability to obtain insurance, to cover these risks and hazards; employee relations; relationships with and claims by the local communities and indigenous populations; availability and increasing costs associated with mining inputs and labour; the Company’s ability to secure our mine sites or maintain access to our mine sites due to criminal activity, violence, or civil and labour unrest; the speculative nature of mineral exploration and development, including the risk of obtaining or retaining necessary licenses and permits; challenges to, or difficulty in maintaining, the Company’s title to properties and continued ownership thereof; unanticipated or excessive tax assessments or reassessments in our operating jurisdictions; diminishing quantities or grades of mineral reserves as properties are mined; global financial and geopolitical conditions; the actual results of current exploration activities, conclusions of economic evaluations, and changes in project parameters to deal with unanticipated economic or other factors; increased competition in the mining industry for properties, equipment, qualified personnel, and their costs; having sufficient cash to pay obligations as they come due; and those factors identified under the caption “Risks Related to Our Business” in the Company’s most recent Form 40-F and Annual Information Form filed with the United States Securities and Exchange Commission and Canadian provincial securities regulatory authorities, respectively. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated, described, or intended. Investors are cautioned against attributing undue certainty or reliance on forward-looking statements or information. Forward-looking statements and information are designed to help readers understand management's current

PAN AMERICAN SILVER CORP.	57

Management Discussion and Analysis
For the years ended December 31, 2025 and 2024
(tabular amounts are in millions of U.S. dollars and thousands of shares, options, and warrants except per share amounts and per ounce amounts, unless otherwise noted)
views of our near- and longer-term prospects and may not be appropriate for other purposes. The Company does not intend, and does not assume any obligation, to update or revise forward-looking statements or information to reflect changes in assumptions or in circumstances or any other events affecting such statements or information, other than as required by applicable law.
Cautionary Note to US Investors Regarding References to Mineral Reserves and Mineral Resources
All reserve and resource estimates included in this MD&A have been prepared in accordance with NI 43-101 and the CIM Standards. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (the “SEC”), and reserve and resource information included herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, this MD&A uses the terms “measured resources,” “indicated resources” and “inferred resources” as defined in accordance with NI 43-101 and the CIM Standards. Mineralization described using these terms has a greater amount of uncertainty as to its existence and feasibility than mineralization that has been characterized as reserves. Accordingly, U.S. investors are cautioned not to assume that any measured mineral resources, indicated mineral resources, or inferred mineral resources that the Company reports are or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Under Canadian securities laws, estimates of “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies, except in rare cases. While the above terms under the U.S. Rules are “substantially similar” to the standards under NI 43-101 and CIM Standards, there are differences in the definitions under the U.S. Rules and CIM Standards. Accordingly, there is no assurance any mineral reserves or mineral resources that the Company may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Company prepared the reserve or resource estimates under the standards adopted under the U.S. Rules.

PAN AMERICAN SILVER CORP.	58